UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

ALLIANT ENERGY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ALLIANT ENERGY CORPORATION

ANNUAL MEETING OF SHAREOWNERS

DATE:	Thursday, May 17, 2012

TIME:	1:00 p.m. (Central Daylight Time)

LOCATION:	Alliant Energy Center of Dane County 1919 Alliant Energy Center Way Madison, Wisconsin 53713

SHAREOWNER INFORMATION

Wells Fargo Shareowner Services

161 North Concord Exchange

P. O. Box 64854

St. Paul, MN 55164-0854

1 (800) 356-5343

www.shareowneronline.com

Alliant Energy Corporation 4902 North Biltmore Lane P.O. Box 14720 Madison, WI 53708-0720 Phone: (608) 458-3110

NOTICE OF ANNUAL MEETING OF SHAREOWNERS ALLIANT ENERGY CORPORATION

On Thursday, May 17, 2012, Alliant Energy Corporation will hold its 2012 Annual Meeting of Shareowners at the meeting facilities of the Alliant Energy Center of Dane County, 1919 Alliant Energy Center Way, Madison, Wisconsin 53713. The meeting will begin at 1:00 p.m. (Central Daylight Time).

Only our shareowners of record at the close of business on March 15, 2012, may vote at this meeting. All shareowners are requested to be present at the meeting in person or by proxy so that a quorum may be ensured. At the meeting, our shareowners will be asked to:

1.	elect five (5) Directors of the Company, two (2) to serve for a term expiring at the 2014 Annual Meeting and three (3) to serve for terms expiring at the 2015 Annual Meeting;

2.	conduct an advisory vote on the compensation of our named executive officers;

3.	ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2012; and

4.	attend to any other business properly presented at the meeting.

Our Board of Directors presently knows of no other business to come before the meeting.

If your shares are registered directly with our Shareowner Direct Plan or the Alliant Energy Corporation 401(k) Savings Plan, then you may vote those shares by telephone or Internet. Instructions for voting by these convenient methods are shown on the enclosed proxy card. If you prefer, you may sign and date the enclosed proxy card and return it in the postage-paid envelope.

If you plan to attend the meeting, please check the appropriate box on your proxy and present your photo identification at the door. Otherwise, please follow the voting instructions on page 1 of the accompanying proxy statement under “How do I vote?”

A copy of our Annual Report for the fiscal year ended December 31, 2011, was included in the mailing of this Notice of Annual Meeting of Shareowners.

Important Notice Regarding the Availability of Proxy Materials for the Shareowner Meeting to be held on May 17, 2012. The Alliant Energy Corporation proxy statement for the 2012 Annual Meeting of Shareowners and the Annual Report for the fiscal year ended December 31, 2011, are available at http://www.alliantenergy.com/eproxy.

By Order of the Board of Directors,

F. J. Buri

Corporate Secretary and

Assistant General Counsel

Dated, mailed and made available on the

Internet on or about April 3, 2012.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the annual meeting, please vote promptly.

PROXY STATEMENT FOR 2012 ANNUAL MEETING OF SHAREOWNERS

GENERAL INFORMATION

Your Board of Directors is soliciting proxies to be voted at the 2012 Annual Meeting of Shareowners to be held on May 17, 2012, at 1:00 p.m. (Central Daylight Time), at the meeting facilities of the Alliant Energy Center of Dane County, 1919 Alliant Energy Center Way, Madison, Wisconsin 53713. Your vote is very important. For this reason, the Board of Directors is requesting that you allow your stock to be represented at the meeting by the proxies named on the enclosed proxy card. We began mailing this proxy statement and the form of proxy on or about April  3, 2012.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

1.	Why am I receiving these materials?

Our Board of Directors is providing these proxy materials to you in connection with our Annual Meeting of Shareowners (the “Annual Meeting”), which will take place on May 17, 2012. As a shareowner, you are invited to attend the Annual Meeting and are entitled to and requested to vote on the proposals described in this proxy statement.

2.	What is Alliant Energy Corporation?

We are a public utility holding company whose regulated utilities are Interstate Power and Light Company (“IPL”) and Wisconsin Power and Light Company (“WPL”).

3.	Who is entitled to vote at the Annual Meeting?

Only shareowners of record at the close of business on March 15, 2012, are entitled to vote at the Annual Meeting. As of the record date, 110,962,089 shares of our common stock were issued and outstanding. Each shareowner is entitled to one vote for each share of our common stock held on the record date. You will be asked to indicate whether you plan to attend the Annual Meeting when voting by telephone or Internet, or you may indicate your intention to attend the Annual Meeting on the enclosed proxy card.

4.	What items are to be voted upon at the Annual Meeting?

You may vote on the following proposals:

•

to elect as Directors of the Company the five (5) nominees named in this proxy statement, two (2) to serve for terms expiring at the 2014 Annual Meeting and three (3) to serve for terms expiring at the 2015 Annual Meeting;

•	to conduct a non-binding, advisory vote on the compensation of our named executive officers; and
•	to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2012.

5.	How does the Board of Directors recommend I vote?

Our Board of Directors recommends that you vote your shares “FOR” each of the listed director nominees; “FOR” approval of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and accompanying compensation tables and narrative discussion contained in this proxy statement; and “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2012.

6.	How do I vote?

You may vote either in person at the Annual Meeting or by appointing a proxy. We recommend you vote by proxy even if you plan to attend the meeting. If your shares are registered directly with our Shareowner Direct Plan, or the Alliant Energy Corporation 401(k) Savings Plan, then you have three options to vote your proxy:

•	by telephone;
•	by Internet; or
•	by mailing the proxy card.

Please refer to the instructions included on your proxy card to vote by proxy. If you hold your shares through a bank, broker or other record holder, then you may vote by the methods such record holder makes available, in which case such record holder will include instructions with this proxy statement. If you vote by the Internet, then you should understand that there might be costs associated with electronic access that you must bear, such as usage charges from Internet access providers and telephone companies. Appointing a proxy will not affect your right to vote your shares if you attend the Annual Meeting and desire to vote in person.

You will be asked to indicate whether you plan to attend the Annual Meeting when voting by telephone or Internet, or you may indicate your intention to attend the Annual Meeting on the enclosed proxy card.

7.	How are votes counted?
•	Election of directors — You may vote “FOR” all of the director nominees or you may “WITHHOLD” your vote with respect to one or more nominees.
•	Advisory vote on compensation of our named executive officers — You may vote “FOR” or “AGAINST” approval of the compensation of our named executive officers, or you may “ABSTAIN.”
•

Ratification of independent registered public accounting firm — You may vote “FOR” or “AGAINST” ratifying the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2012, or you may “ABSTAIN.”

•

If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” all listed director nominees, “FOR” approval of the compensation of our named executive officers and “FOR” ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2012. If your proxy card is not signed, your votes will not be counted.

If you hold your shares through a bank, broker or other record holder and you do not provide such bank, broker or other record holder with specific voting instructions on a timely basis, your shares will not be voted with respect to the election of directors or the advisory vote on compensation of our named executive officers. We urge you to carefully consider all of the proposals and direct your bank, broker or other record holder to vote your shares as you desire.

8.	Can I change my vote?

You have the right to revoke your proxy at any time before the Annual Meeting by:

•	providing written notice to our Corporate Secretary at 4902 North Biltmore Lane, Madison, Wisconsin 53718 and voting in person at the Annual Meeting; or
•	appointing a new proxy prior to the start of the Annual Meeting.

Attendance at the Annual Meeting will not cause your previously appointed proxy to be revoked unless you specifically so request in writing. If you want to revoke your proxy by mailing a new proxy card to the Company or by sending a written notice of revocation, you should ensure that you mail it in sufficient time for it to be received by the Company before the day of the Annual Meeting. If your shares are held by a bank, broker or other record holder on your behalf, you may submit voting instructions in accordance with the process provided by such record holder.

9.	What is the required vote for each item on the proxy card?

Election of Directors. Directors will be elected by a plurality of the votes cast at the meeting (assuming a quorum is present). Consequently, any shares not voted at the meeting, including as a result of broker non-votes, will not be counted as votes cast. The proxies solicited may be voted for a substitute nominee or nominees if any of the nominees are unable to serve, or for good reason will not serve, a contingency the Board of Directors does not currently anticipate. See “What happens if a Director nominee does not receive a majority of votes cast?” below for information concerning our director resignation policy.

Advisory Vote on Compensation of Our Named Executive Officers. Approval of the advisory vote on executive compensation requires that the votes cast “FOR” the approval of our executive compensation exceed the votes cast “AGAINST” the proposal at the Annual Meeting (assuming a quorum is present). For purposes of determining the vote required for this proposal, broker non-votes will have no impact on the vote.

Ratification of Appointment of Independent Auditor. Approval of the ratification of the appointment of our independent registered public accounting firm requires that the votes cast “FOR” the approval exceed the votes cast “AGAINST” the proposal at the Annual Meeting (assuming a quorum is present). For purposes of determining the vote required for this proposal, abstentions and broker non-votes will have no impact on the vote.

10.	What happens if a Director nominee does not receive a majority of votes cast?

Pursuant to our Corporate Governance Principles, any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election will promptly tender his or her resignation to the Chairperson of the Board of Directors. A Resignation Committee will promptly consider that resignation and recommend to the Board of Directors, based on all relevant factors, whether to accept the tendered resignation or reject it. The Board of Directors will then act on that recommendation no later than 90 days following the date of the shareowners’ meeting at which the election occurred. We will promptly publicly disclose the Board of Directors’ decision, including a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the resignation. The full details of our majority voting policy are set forth on our website at www.alliantenergy.com/investors under the “Corporate Governance” caption.

11.	What shares are included on the proxy card(s)?

Your proxy card(s) covers all of your shares of our common stock, including any shares held in your account under our Shareowner Direct Plan and the Alliant Energy Corporation 401(k) Savings Plan.

12.	How does the proxy voting process work?

If the proxy card is voted properly as described under “How do I vote?” the proxy will be voted in accordance with the instructions indicated by it. If a proxy is given, the persons named in the proxy will have authority to vote in accordance with their best judgment on any other matter that is properly presented at the meeting for action, including any proposal to adjourn or concerning the conduct of the meeting.

The presence in person or by proxy of at least a majority of the shares of our common stock entitled to vote at the meeting constitutes a quorum. Abstentions and broker “non-votes” count as present for establishing a quorum. If you have returned valid proxy instructions or vote in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you abstain from any matter introduced at the meeting.

13.	Who tabulates the votes?

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes (or withheld votes in the case of the election of directors), abstentions and broker non-votes. Shares held by persons attending the Annual Meeting but not voting, shares represented by proxies that reflect abstentions as to one or more proposals and broker non-votes will be counted as present for purposes of determining a quorum.

14.	How are shares held for employees in the Alliant Energy Corporation 401(k) Savings Plan voted?

Shares held in the Alliant Energy Corporation 401(k) Savings Plan will be included on the proxy card that covers all of your shares of our common stock as described above. You will not receive a separate proxy card for these shares.

15.	What does it mean if I get more than one proxy card?

If your shares are registered differently and are in more than one account, then you will receive more than one proxy card. Be sure to vote all of your accounts to ensure that all of your shares are voted. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting Wells Fargo Shareowner Services at the shareowner information address below:

Wells Fargo Shareowner Services

161 North Concord Exchange; P.O. Box 64854

St. Paul, MN 55164-0854

1-800-356-5343

www.shareowneronline.com

16.	How do I attend the Annual Meeting?

If you are a registered shareowner, simply bring your photo identification to the Annual Meeting. If you are a beneficial owner of stock held by a bank, broker or other record holder (with your stock held in “street name”), an admission card with the form of a proxy will be sent to you by your bank, broker or such other record holder. If you do not receive the admission card with the form of a proxy in time, you may be admitted to the meeting by showing your most recent brokerage statement or other proof of ownership verifying your beneficial ownership of our common stock on March 15, 2012, the record date for voting. You should also bring your photo identification. Because seating is limited, admission will be limited to shareowners or their proxy holders who have an admission card or other proof of ownership.

You will be asked to indicate whether you plan to attend the Annual Meeting when voting by telephone or Internet, or you may indicate your intention to attend the Annual Meeting on the enclosed proxy card.

17.	How will voting on any other business be conducted?

Our Board of Directors does not know of any business to be considered at the Annual Meeting other than the three proposals set forth in this proxy statement. These consist of the election of directors, the advisory vote on compensation of our named executive officers, and the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2012. If any other business is properly presented at the Annual Meeting, your proxy gives Patricia L. Kampling, our Chairman and Chief Executive Officer, and F. J. Buri, our Corporate Secretary, authority to vote on such matters at their discretion.

18.	Where and when will I be able to find the results of the voting?

The results of the voting will be announced at the Annual Meeting. You may also call us at the information number shown on the Notice of Annual Meeting for the results. We will also file the voting results on a Current Report on Form 8-K with the Securities and Exchange Commission (“SEC”) within four business days following the Annual Meeting.

19.	Are the 2011 Annual Report and these proxy materials available on the Internet?

Yes. As required by rules adopted by the SEC, we are making our proxy statement and our annual report available to our shareowners electronically via the Internet. You can access these materials at http://www.alliantenergy.com/eproxy.

20.	How can I access future proxy materials and annual reports on the Internet?

We are offering you the opportunity to consent to access our future notices of shareowner meetings, proxy materials and annual reports electronically through our website.

If you are a shareowner of record, you can consent to access these materials electronically to allow us to save the cost of producing and mailing these materials by marking the appropriate box on your proxy card or by following the instructions provided if you vote over the Internet or by telephone. If you consent to access these materials over the Internet, then you will receive a proxy card in the mail next year with instructions containing the Internet address to access those materials. However, you will not receive those proxy materials and the annual report by mail. Your consent will remain in effect unless it is revoked by writing to Wells Fargo Shareowner Services at the shareowner information address shown on page 3 of this proxy statement.

If your shares are held by a bank, broker or other record holder on your behalf, please refer to the information provided by such record holder for instructions on how to elect to view future proxy statements and annual reports over the Internet.

If you consent to electronic access, then you will be responsible for your usual Internet-related charges (e.g., on-line fees and telephone charges) in connection with electronic viewing and printing of proxy materials and annual reports. We will continue to distribute printed materials to shareowners who do not consent to access these materials electronically.

21.	When are shareowner proposals for the 2013 Annual Meeting due?

All shareowner proposals to be considered for inclusion in our proxy statement for the 2013 Annual Meeting, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (“Rule 14a-8”), must be received at our principal office by December 4, 2012. In addition, any shareowner who intends to present a proposal at the 2013 Annual Meeting must comply with the requirements set forth in our Bylaws. Our Bylaws state, among other things, that to bring business before an annual meeting, a shareowner must give written notice that complies with the Bylaws to our Corporate Secretary not later than 45 days in advance of the first annual anniversary of the date we first mailed our proxy statement to shareowners for the prior year’s annual meeting. Accordingly, we must receive notice of a shareowner’s proposal submitted other than pursuant to Rule 14a-8 no later than February 18, 2013. If the notice is received after February 18, 2013, then the notice will be considered untimely and we are not required to present such proposal at the 2013 Annual Meeting. If our Board of Directors chooses to present a proposal submitted other than pursuant to Rule 14a-8 at the 2013 Annual Meeting, then the persons named in the proxies solicited by the Board of Directors for the 2013 Annual Meeting may exercise discretionary voting power with respect to such proposal.

22.	Who is our independent registered public accounting firm and how is it appointed?

Deloitte & Touche LLP audited our financial statements for 2011. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions. The Audit Committee of the Board of Directors has appointed, and is recommending for ratification by shareowners its appointment of, Deloitte & Touche LLP as our independent registered public accounting firm for 2012.

23.	Who will bear the cost of soliciting proxies for the Annual Meeting and how will these proxies be solicited?

We will pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our officers and employees who will not receive any additional compensation for these solicitation activities. We will pay banks, brokers, nominees and other fiduciaries reasonable charges and expenses incurred in forwarding the proxy materials to their principals. We have retained Phoenix Advisory Partners LLC to aid in the solicitation at an estimated cost of $7,500 plus reimbursable out-of-pocket expenses.

24.	If more than one shareowner lives in my household, how can I obtain an extra copy of the proxy statement and the 2011 Annual Report?

Pursuant to SEC rules, services that deliver our communications to shareowners that hold their shares through a bank, broker or other holder of record may deliver to multiple shareowners sharing the same address a single copy of our Annual Report and proxy statement. Upon written or oral request, we will mail a copy of the proxy statement and the 2011 Annual Report to any shareowner at a shared address to which a single copy of the document was previously delivered. You may notify us of your request by calling or writing to us at the information address or number shown on the Notice of Annual Meeting. You may also access these materials at http://www.alliantenergy.com/eproxy.

PROPOSAL ONE

ELECTION OF DIRECTORS

Annual Election

At the Annual Meeting, two directors will be elected with terms expiring in 2014 and three directors will be elected with terms expiring in 2015. The nominees for election as recommended by the Nominating and Governance Committee and selected by the Board of Directors are Patrick E. Allen, Patricia L. Kampling, Ann K. Newhall, Dean C. Oestreich and Carol P. Sanders. Each of the nominees is currently serving on our Board of Directors. Mr. Allen and Ms. Kampling, if elected as a director, will serve until our Annual Meeting of Shareowners in 2014 or until his or her successor has been duly qualified and elected. Ms. Newhall, Mr. Oestreich and Ms. Sanders, if elected as directors, will serve until our Annual Meeting of Shareowners in 2015 or until his or her successor has been duly qualified and elected.

Directors will be elected by a plurality of the votes cast at the meeting (assuming a quorum is present). Consequently, any shares not voted at the meeting, including as a result of broker non-votes, will have no effect on the election of directors. The proxies solicited may be voted for a substitute nominee or nominees if any of the nominees are unable to serve, or for good reason will not serve, a contingency the Board of Directors does not currently anticipate.

Brief biographies of the director nominees and continuing directors follow. These biographies include their ages (as of December 31, 2011); an account of their specific business experience; the names of publicly held and certain other corporations of which they also are, or have been within the past five years, directors; and a brief discussion of their specific experience, qualifications, attributes or skills that led to the conclusion that they should serve as directors. Except as otherwise indicated, each nominee and continuing director has been engaged in his or her present occupation for at least the past five years.

NOMINEES FOR DIRECTOR

PATRICK E. ALLEN Age 47	Director since 2011 Nominated Term expires in 2014
Mr. Allen has served as Senior Vice President and Chief Financial Officer at Rockwell Collins, Inc., in Cedar Rapids, Iowa, since 2005. Mr. Allen previously served in various financial officer positions at Rockwell Collins and its subsidiaries since 2001. He has passed the certified public accounting exam and is an audit committee financial expert. Mr. Allen has been a director of IPL and WPL since 2011. He was originally recommended as a nominee in 2011 by a third-party search firm acting on behalf of the Nominating and Governance Committee. Mr. Allen’s experience with a publicly traded company, international financial reporting standards, operations, customer perspectives and technology matters led to the conclusion that he should serve on our Board of Directors.

PATRICIA L. KAMPLING Age 52	Director since 2012 Nominated Term expires in 2014
Ms. Kampling serves as our Chairman of the Board, Chief Executive Officer and President effective April 1, 2012. She previously served as President and Chief Operating Officer, from February 2011 through March 2012, as Vice President and Chief Financial Officer from January 2009 to February 2011, as Vice President and Treasurer from January 2007 to January 2009 and as Vice President of Finance from August 2005 to January 2007. She has prior industry experience in various executive positions at Commonwealth Edison Company and other subsidiaries of Exelon Corporation. Ms. Kampling has been a director of IPL and WPL since 2012. She currently serves on the board of directors of Briggs & Stratton Corporation, American Transmission Company and Wisconsin Manufacturers and Commerce. Ms. Kampling’s leadership positions in publicly traded companies and her experience in finance, operations, customer perspectives, regulatory, technology, environmental and diversity matters led to the conclusion that she should serve as the Chairman of our Board of Directors.

ANN K. NEWHALL Age 60	Director since 2003 Nominated Term expires in 2015
Ms. Newhall retired in August 2008 from her position as Executive Vice President, Chief Operating Officer and Secretary and as a director of Rural Cellular Corporation (“RCC”), a cellular communications corporation located in Alexandria, Minnesota, following RCC’s sale to Verizon. Ms. Newhall held this position from 2000 to 2008. Ms. Newhall has served as a Director of IPL and WPL since 2003. Ms. Newhall is Chairperson of the Compensation and Personnel Committee. Ms. Newhall’s leadership positions within a publicly traded company and her experience in operations, customer perspectives, legal, regulatory, human resources and technology matters led to the conclusion that she should serve on our Board of Directors.

DEAN C. OESTREICH Age 59	Director since 2005 Nominated Term expires in 2015
Mr. Oestreich has been a consultant to Pioneer Hi-Bred International, Inc., a developer and supplier of advanced plant genetics, and a wholly-owned subsidiary of DuPont Corporation, located in Johnston, Iowa, since January 2010. He previously served as Chairman of Pioneer Hi-Bred International, Inc., from November 2007 until his retirement in December 2009. Mr. Oestreich also served as Vice President of DuPont Corporation from 2004 through 2009. He previously served as President of Pioneer Hi-Bred International, Inc. from 2004 to 2007. He serves as a director of Nexsteppe, a feedstock solutions business for biofuels, biopower and biobased product industries. Mr. Oestreich has served as a Director of IPL and WPL since 2005. Mr. Oestreich is Chairperson of the Environmental, Nuclear, Health and Safety Committee. Mr. Oestreich’s experience with publicly traded companies, operations, customer perspectives, regulatory and public affairs, human resources, technology, environmental matters and safety led to the conclusion that he should serve on our Board of Directors.

CAROL P. SANDERS Age 44	Director since 2005 Nominated Term expires in 2015
Ms. Sanders has been the Senior Vice President, Chief Financial Officer and Treasurer of Jewelers Mutual Insurance Company of Neenah, Wisconsin, a nationwide insurer that specializes in protecting jewelers and personal jewelry, since May 2011. She previously served as the Chief Financial Officer since 2004. Before that, Ms. Sanders served as Controller and Assistant Treasurer of Sentry Insurance located in Stevens Point, Wisconsin, from 2001 to 2004. Ms. Sanders has served as a Director of IPL and WPL since 2005. She is Chairperson of the Audit Committee and an audit committee financial expert. Ms. Sanders’ experience with publicly traded companies, operations, customer perspectives, regulatory matters, human resources and technology matters led to the conclusion that she should serve on our Board of Directors.

The Board of Directors unanimously recommends a vote “FOR” all nominees for election of directors.

CONTINUING DIRECTORS

MICHAEL L. BENNETT Age 58	Director since 2003 Term expires in 2013
Mr. Bennett has been a private investor in Sioux City, Iowa, since May 2010. He previously served as President and Chief Executive Officer of Terra Industries Inc., an international producer of nitrogen products headquartered in Sioux City, Iowa, since April 2001. He also served as Chairman of the Board and President for Terra Nitrogen Company, L.P., a subsidiary of Terra Industries Inc. He has served on the board of directors of Arclin, Inc., a privately held company located in Canada since 2010. Mr. Bennett has served as a Director of IPL and WPL since 2003. Mr. Bennett is Chairperson of the Nominating and Governance Committee, our Lead Independent Director and an audit committee financial expert. Mr. Bennett’s leadership of a publicly traded company and his experience in operations, customer perspectives, legal matters, and human resource matters led to the conclusion that he should serve on our Board of Directors.

DARRYL B. HAZEL Age 63	Director since 2006 Term expires in 2013
Mr. Hazel has been the principal of Darryl B. Hazel Consulting LLC, a business consulting firm in Detroit, Michigan, since January 2010. He retired in January 2010 from his position as Senior Vice President, Global Services Initiatives of Ford Motor Company, an automobile manufacturer. He also served as President of the Customer Service Division and Senior Vice President of Ford Motor Company from March 2006 to September 2009. He previously served as President of Marketing of Ford Motor Company from September 2005 to March 2006; President of the Ford Division from April 2005 to September 2005; and President of the Lincoln Mercury Division from August 2002 to April 2005. Mr. Hazel has served as a Director of IPL and WPL since 2006. Mr. Hazel is an audit committee financial expert. Mr. Hazel’s long-term experience as an executive of a publicly traded company and its subsidiaries along with his experience in operations, customer perspectives, human resources, technology matters and diversity initiatives led to the conclusion that he should serve on our Board of Directors.

SINGLETON B. MCALLISTER Age 59	Director since 2001 Term expires in 2014
Ms. McAllister has been a partner in the Washington, D.C. office of the law firm of Blank Rome LLP since June 2010. She previously served as a partner in the law firm of LeClair & Ryan LLP from October 2007 to June 2010 and as a partner in the law firm of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo P.C. from July 2005 to October 2007. She served as the Corporate Diversity Counsel practice group chair and in the public law and policy strategies group of the Washington, D.C. law firm office of Sonnenschein, Nath & Rosenthal, LLP from 2003 to July 2005. Ms. McAllister has served on the board of directors of United Rentals, Inc., since 2004. Ms. McAllister has served as a Director of IPL and WPL since 2001. Ms. McAllister’s experience in legal, legislative, regulatory, public affairs, human resources and diversity initiatives led to the conclusion that she should serve on our Board of Directors.

DAVID A. PERDUE Age 62	Director since 2001 Term expires in 2013
Mr. Perdue has been the Chief Executive Officer of Aquila Group LLC, a private investment firm based in Sea Island, Georgia, since 2007. He retired in July 2007 from his position as Chairman of the Board of Directors and Chief Executive Officer of Dollar General Corporation, a retail organization headquartered in Goodlettsville, Tennessee. He was named Chief Executive Officer and a Director in April 2003 and elected Chairman of the Board of Directors in June 2003. From July 2002 to March 2003, he was Chairman and Chief Executive Officer of Pillowtex Corporation, a textile manufacturing company. Pillowtex emerged from bankruptcy in May 2002 and reentered bankruptcy in July 2003. Mr. Perdue has served on the board of directors of Jo-Anne Stores, Inc. from 2008 to 2011, Liquidity Services, Inc., since 2009, and Graphic Package Holding Company, since 2011. Mr. Perdue has served as a Director of IPL and WPL since 2001. Mr. Perdue is an audit committee financial expert. Mr. Perdue’s leadership of publicly traded companies and his experience in operations, marketing, human resources and technology matters led to the conclusion that he should serve on our Board of Directors.

JUDITH D. PYLE Age 68	Director since 1992 Term expires in 2013
Ms. Pyle is President and Chief Executive Officer of Judith Dion Pyle and Associates, a financial services company located in Middleton, Wisconsin. Prior to assuming her current position in 2003, she served as Vice Chair of The Pyle Group, a financial services company located in Madison, Wisconsin. She previously served as Vice Chair and Senior Vice President of Corporate Marketing of Rayovac Corporation, a battery and lighting products manufacturer located in Madison, Wisconsin. In addition, Ms. Pyle is a director of Uniek, Inc. Ms. Pyle has served as a Director of WPL since 1994 and of IPL since 1998. Ms. Pyle’s experience in operations, marketing, human resources and diversity initiatives led to the conclusion that she should serve on our Board of Directors.

RETIRING DIRECTOR

WILLIAM D. HARVEY Age 62	Director since 2005 Retired
Mr. Harvey retired as Chairman of the Board of Directors and Chief Executive Officer of the Company, IPL and WPL, effective March 31, 2012. He served in those positions since February 2006. He had served as Chief Executive Officer of the Company, IPL and WPL since July 2005. He served as President of the Company from January 2004 until February 2011. He previously served as President and Chief Operating Officer of the Company and Chief Operating Officer of IPL and WPL from January 2004 to July 2005. Mr. Harvey serves on the board of directors of Sentry Insurance Company. Mr. Harvey’s long-term experience with our operations, customer perspectives, utility and environmental regulation, legal matters, safety and diversity initiatives led to the conclusion that he should serve as Chairman of the Board of Directors during 2011.

MEETINGS AND COMMITTEES OF THE BOARD

The Board of Directors has standing Audit; Compensation and Personnel; Nominating and Governance; Environmental, Nuclear, Health and Safety; Capital Approval; and Executive Committees. The Board of Directors has adopted formal written charters for each of the Audit, Compensation and Personnel, and Nominating and Governance Committees, which are available on our website at www.alliantenergy.com/investors under the “Corporate Governance” caption. Directors serve on the following committees as indicated below:

	Audit	Compensation and Personnel	Nominating and Governance	Environmental, Nuclear, Health and Safety	Capital Approval	Executive
Patrick E. Allen	•			•
Michael L. Bennett	•		•*		•	•
Darryl B. Hazel	•		•
Patricia L. Kampling					**	**
Singleton B. McAllister			•	•
Ann K. Newhall		•*		•	•	•
Dean C. Oestreich			•	•*	•	•
David A. Perdue		•	•
Judith D. Pyle		•		•
Carol P. Sanders	•*	•				•

*	Committee Chairperson

**	Non-voting Committee Chairperson

The following is a description of each of these committees:

Audit Committee

The Audit Committee held six meetings in 2011. The committee currently consists of C. P. Sanders (Chair), P. E. Allen, M. L. Bennett, and D. B. Hazel. Each of the members of the committee is independent as defined by the New York Stock Exchange (“NYSE”) corporate governance listing standards and applicable SEC rules. The Board of Directors has determined that Ms. Sanders and the other three Audit Committee members each qualify as an “audit committee financial expert” as defined by SEC rules.

The Audit Committee is responsible for assisting the Board of Directors in oversight of: (1) the integrity of our financial statements; (2) our compliance with legal and regulatory requirements; (3) the independent registered public accounting firm’s qualifications and independence; and (4) the performance of our internal audit function and independent registered public accounting firm. The Audit Committee is also directly responsible for the appointment, retention, termination, compensation and oversight of our independent registered public accounting firm.

Compensation and Personnel Committee

The Compensation and Personnel Committee held six meetings in 2011. The committee currently consists of A. K. Newhall (Chair), D. A. Perdue, J. D. Pyle and C. P. Sanders. The Board of Directors has determined that each of the four members of the committee is independent as defined by the NYSE corporate governance listing standards and applicable SEC rules.

The Compensation and Personnel Committee reviews and approves corporate goals and objectives relevant to Chief Executive Officer compensation and the compensation of the other executive officers, evaluates the Chief Executive Officer’s performance and determines and approves, either as a committee or together with the other independent directors, the Chief Executive Officer’s compensation level based on its evaluation of the Chief Executive Officer’s performance in addition to reviewing and approving the recommendations of the Chief Executive Officer with regard to the other executive officers. The committee has responsibilities with respect to our executive compensation and incentive programs and management development programs. It also makes recommendations to the Nominating and Governance Committee regarding compensation for the non-management directors.

To support the Compensation and Personnel Committee in carrying out its mission, the committee has the authority to retain and terminate the services of outside advisors, experts and others to assist the committee. The expenses associated with such outside advisors, experts and others are paid by the Company. For 2011, the Committee engaged Pay Governance LLC, or Pay Governance, as an outside compensation consultant to serve as an advisor in evaluating the compensation of our Chief Executive Officer, other named executive officers and our outside non-management directors. Pay Governance also provides assistance and serves as an advisor and provides market information and trends regarding executive compensation programs; provides benchmarking and competitive market reviews of our executive officer total compensation; assists with the design of our short- and long-term incentive programs and executive retirement programs as well as assisting management with the implementation of these programs; and other consulting services at the request of the Committee. We will pay to Pay Governance its fees as determined by the Committee upon the Committee’s request as well as related out-of-pocket expenses of Pay Governance.

The Compensation and Personnel Committee reviews and approves all elements of our executive compensation programs. Our Chief Executive Officer provides input to the committee in the assessment, design and recommendation of executive compensation programs, plans and awards. Annually, the Chief Executive Officer reviews with the committee market data provided by Towers Watson about the comparable companies that are identified as our peer group to help verify survey job information adequately captures officers’ duties. Based on that data, the Chief Executive Officer recommends to the committee base salary adjustments and short- and long-term incentive targets in relation to external market data while also considering internal equity considerations and executive officers’ individual performance. The Chief Executive Officer provides recommendations to the committee for total annual compensation of executive officers. The Chief Executive Officer does not, however, make any recommendation to the committee regarding his or her own compensation. Further, the Chief Executive Officer and other executive officers assess the performance of those executive officers reporting to them. The Chief Executive Officer is invited to attend all committee meetings to provide an update of progress made toward achievement of annual performance goals and to provide management’s views on compensation program design features and components.

The Compensation and Personnel Committee has reviewed and approved the charter for our internal Total Compensation Committee made up of vice presidents of our energy delivery, new energy resources, generation, finance, legal and human resources business units. The Compensation and Personnel Committee has delegated to the Total Compensation Committee various powers of design and administration associated with our employee benefit plans for salaried and hourly employees. The Compensation and Personnel Committee reviews the minutes and actions of the Total Compensation Committee. The Compensation and Personnel Committee has also reviewed and approved the charter for our internal Investment Committee. The Investment Committee is made up of voting members and non-voting members. The voting members include officers in our finance, treasury, human resources, and accounting business units. The Compensation and Personnel Committee has delegated to the Investment Committee various powers regarding managing investment assets of our benefit and compensation plans and programs. The Compensation and Personnel Committee reviews the investment policies related to these benefit and compensation plans on an annual basis.

Nominating and Governance Committee

The Nominating and Governance Committee held five meetings in 2011. The committee currently consists of M. L. Bennett (Chair), D. B. Hazel, S. B. McAllister, D. C. Oestreich and D. A. Perdue. Each of the members of the committee is independent as defined by the NYSE corporate governance listing standards and applicable SEC rules.

The Nominating and Governance Committee’s responsibilities are to: (1) identify individuals qualified to become members of the Board of Directors, consistent with the criteria approved by the Board, and to recommend nominees for directorships to be filled by the Board or shareowners; (2) identify and recommend members of the Board of Directors qualified to serve on Board committees; (3) develop and recommend to the Board of Directors a set of corporate governance principles; (4) oversee the evaluation of the Board of Directors and our management; (5) oversee our related person transaction policy; and (6) advise the Board of Directors with respect to other matters relating to our corporate governance. The committee is responsible for evaluating nominees for director and director candidates based on such criteria and for seeking to assure that the specific talents, skills and other characteristics that are needed to increase the effectiveness of the Board of Directors are possessed by an appropriate combination of directors. Our Corporate Governance Principles, as adopted by the Board of Directors, provide insight for the committee on the consideration of appropriate criteria for director nominees.

In making recommendations of nominees to serve as directors to the Board of Directors, the committee will examine each director nominee on a case-by-case basis regardless of the source of the recommendation and take into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge. However, the committee believes that, to be recommended as a director nominee, each candidate must:

•	display the highest personal and professional ethics, integrity and values;

•	have the ability to exercise sound business judgment;

•

be highly accomplished in his or her respective field, with superior credentials and recognition and broad experience at the administrative and/or policy-making level in business, government, education, technology or public interest;

•	have relevant expertise and experience, and be able to offer advice and guidance to the Chief Executive Officer based on that expertise and experience;

•	be independent of any particular constituency, be able to represent all of our shareowners and be committed to enhancing long-term shareowner value; and

•	have sufficient time available to devote to activities of the Board of Directors and to enhance his or her knowledge of our business.

The Nominating and Governance Committee also believes the following qualities or skills are necessary for one or more directors to possess:

•	At least one director should have the requisite experience and expertise to be designated as an “audit committee financial expert” as defined by the applicable rules of the SEC.

•

Directors generally should be active or former senior executive officers of public companies or leaders of major and/or complex organizations, including commercial, governmental, educational and other non-profit institutions.

•	Directors should be selected so that the Board of Directors is a diverse body, with diversity reflecting age, gender, race and professional experience.

The Nominating and Governance Committee has determined that each nominee for director, as well as each continuing member of the Board of Directors, satisfies the applicable criteria for directors outlined above. In addition, the committee annually reviews particular attributes, qualities and skills attendant to the members of our Board of Directors and documents this annual assessment through the use of a directors’ skills matrix that assesses directors’ experiences and expertise in areas such as public company environment, finance, operations, customer perspective, regulatory and public affairs, legal, human resources, technology, environment and safety, and diversity initiatives. Diversity is a component of our core value of respect. We strive to create a workplace where people of diverse backgrounds, talents and perspectives support our mission. Diversity is reflected in our directors’ skills matrix, in the criteria specified for use in the evaluation of our director nominees by the committee and in the Board of Directors’ responsibilities in advising and counseling management. Specifically, our Corporate Governance Principles provide that the Board of Directors is responsible for using the broad range of experiences and perspectives of directors to advise and counsel management, both in meetings and in informal consultations, on significant issues facing the Company. In its annual performance evaluation, the committee assesses whether it effectively identifies individuals qualified to be nominated to the Board of Directors for election by the shareowners consistent with the criteria approved by the Board of Directors. We believe that our Board of Directors has been effective in assembling a diverse body of individuals as measured by the criteria of age, gender, race and professional experience specified in our Corporate Governance Principles.

The Nominating and Governance Committee will consider nominees recommended by shareowners in accordance with our Nominating and Governance Committee Charter and our Corporate Governance Principles. Any shareowner wishing to make a recommendation should write to our Corporate Secretary and include appropriate biographical information concerning each proposed nominee. The Corporate Secretary will forward all recommendations to the committee. Our Bylaws also set forth certain requirements for shareowners wishing to nominate director candidates directly for consideration by shareowners. These provisions require such nominations to be made pursuant to timely notice (as specified in the Bylaws) in writing to our Corporate Secretary.

We and the Nominating and Governance Committee maintain a file of recommended potential director nominees, which is reviewed at the time a search for a new director needs to be performed. To assist the committee in its identification of qualified director candidates, the committee may engage an outside search firm.

The Nominating and Governance Committee has the responsibility to periodically review and make recommendations to the Board of Directors regarding policies and procedures for selection of the Chief Executive Officer and succession planning in the event of an emergency or the retirement of the Chief Executive Officer. The committee, in conjunction with the full Board, discusses succession planning and other management development issues at least annually and more often, as necessary.

The Nominating and Governance Committee is responsible for ensuring that new members of our Board of Directors have an appropriate orientation to our company and their responsibilities as directors to permit them to become familiar with the industry, business units and corporate governance processes of our company. The committee is also responsible for ensuring that a process is in place to provide educational opportunities on an ongoing basis to help assure that each director has the necessary skills to perform his or her responsibilities as a director. The committee has established an aspirational continuing education guideline for approximately one half of the members of our Board of Directors to attend a continuing education program every year.

Environmental, Nuclear, Health and Safety Committee

The Environmental, Nuclear, Health and Safety Committee held one meeting in 2011. The committee currently consists of D. C. Oestreich (Chair), P. E. Allen, S. B. McAllister, A. K. Newhall and J. D. Pyle. Each of the members of the committee is independent as defined by the NYSE corporate governance listing standards and applicable SEC rules.

The Environmental, Nuclear, Health and Safety Committee’s responsibilities are to review environmental policy and planning issues of interest to us, including matters involving the Company before environmental regulatory agencies and compliance with air, water and waste regulations. The committee also reviews health-and safety-related policies, activities and operational issues as they affect employees, customers and the general public. In addition, the committee reviews issues related to nuclear generating facilities from which our utility subsidiaries purchase power.

Capital Approval Committee

The Capital Approval Committee held two meetings in 2011. The committee currently consists of M. L. Bennett, A. K. Newhall and D. C. Oestreich. Ms. Kampling is the Chair and a non-voting member of this committee.

The purpose of the Capital Approval Committee is to evaluate certain investment proposals where (1) an iterative bidding process is required, and/or (2) the required timelines for a proposal would not permit the proposal to be brought before a regular meeting of the Board of Directors and/or a special meeting of the full Board of Directors is not practical or merited.

Executive Committee

The Executive Committee held no meeting in 2011. The committee currently consists of M. L. Bennett, A. K. Newhall, D. C. Oestreich and C. P. Sanders, each the Chairperson of a committee. Ms. Kampling is the Chair and a non-voting member of this committee.

The purpose of the Executive Committee is to possess all the powers and authorities of the Board of Directors when the Board is not in session, except for the powers and authorities excluded for such a committee under the Wisconsin Business Corporation Law. The committee meets only when a regular, or special, Board of Directors meeting, or a meeting of the Capital Approval Committee, would be impractical and an important need exists that requires action.

Attendance and Performance Evaluations

The Board of Directors held six meetings in 2011. Each director attended at least 75% of the aggregate number of meetings of the Board and Board committees on which he or she served.

The Board of Directors and each Board committee conduct performance evaluations annually to determine their effectiveness and suggest improvements for consideration and implementation. In addition, the Compensation and Personnel Committee evaluates the performance of the Chief Executive Officer on an annual basis.

Members of our Board of Directors are expected to attend our annual meeting of shareowners. All members of our Board of Directors were present for our 2011 Annual Meeting, with the exception of Mr.  Allen, who was appointed to the Board in July 2011.

CORPORATE GOVERNANCE

Corporate Governance Principles

Our Board of Directors has adopted Corporate Governance Principles that, in conjunction with the Board committee charters, establish processes and procedures to help ensure effective and responsive governance by the Board. The Corporate Governance Principles are available on our website at www.alliantenergy.com/investors under the “Corporate Governance” caption.

The Board of Directors has adopted certain categorical standards of independence to assist it in making determinations of director independence under the NYSE corporate governance listing standards. The categorical standards are available in Appendix A to our Corporate Governance Principles available on our website at www.alliantenergy.com/investors under the “Corporate Governance” caption.

The Board of Directors also gave consideration to certain other factors in relation to an independence determination. Messrs. Allen, Hazel, Oestreich and Ms. Pyle serve as consultants, executive officers and/or directors of companies that are customers of our public utility subsidiaries. These customer relationships do not constitute a material relationship under the NYSE corporate governance listing standards cited above or the SEC rules governing related person transactions. However, each of these circumstances was evaluated under the applicable NYSE corporate governance listing standards and applicable SEC rules. The Board determined that these factors did not impair the independence of these directors.

Based on these standards and this evaluation, the Board of Directors has affirmatively determined by resolution that each of Messrs. Allen, Bennett, Hazel, Oestreich, and Perdue and Mses. McAllister, Newhall, Pyle and Sanders has no material relationship with us and, therefore, is independent in accordance with the NYSE corporate governance listing standards. The Board of Directors will regularly review the continuing independence of the directors.

The Corporate Governance Principles provide that at least 75% of the members of the Board of Directors must be independent directors under the NYSE corporate governance listing standards. The Audit, Compensation and Personnel, and Nominating and Governance Committees must consist of all independent directors.

Related Person Transactions

We have adopted a written policy that we will annually disclose information regarding related person transactions that is required by regulations of the SEC to be disclosed, or incorporated by reference, in our Annual Report on Form 10-K. For purposes of the policy:

The term “related person” means any of our directors or executive officers, or nominee for director, and any member of the immediate family of such person.

A related person transaction is generally a consummated or currently proposed transaction in which we were or are to be a participant and the amount involved exceeds $120,000, and in which the related person had or will have a direct or indirect material interest. A related person transaction does not include:

•	the payment of compensation by us to our executive officers, directors or nominee for director;

•	a transaction if the interest of the related person arises solely from the ownership of our shares and all shareowners receive the same benefit on a pro rata basis;

•

a transaction in which the rates or charges involved are determined by competitive bids, or that involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed and in conformity with law or governmental authority; or

•	a transaction that involves our services as a bank, transfer agent, registrar, trustee under a trust indenture, or similar services.

Furthermore, a related person is not deemed to have a material interest in a transaction if the person’s interest arises only (i) from the person’s position as a director of another party to the transaction; (ii) from the ownership by such person and all other related persons, in the aggregate, of less than a 10% equity interest in another person (other than a partnership) that is a party to the transaction; (iii) from such person’s position as a limited partner in a partnership and all other related persons have an interest of less than 10% of, and the person is not a general partner of or holds another position in, the partnership; and (iv) from both such director position and ownership interest. Pursuant to the policy, each of our executive officers, directors and nominees for director is required to disclose to the Nominating and Governance Committee of the Board of Directors certain information regarding the related person transaction for review, approval or ratification by the Nominating and Governance Committee. Such disclosure to the Nominating and Governance Committee should occur before, if possible, or as soon as practicable after the related person transaction is effected, but in any event as soon as practicable after the executive officer, director or nominee for director becomes aware of the related person transaction.

The Nominating and Governance Committee’s decision whether or not to approve or ratify the related person transaction should be made in light of the Committee’s determination as to whether consummation of the transaction is believed by the Committee to not be, or to have been contrary to, the best interests of our company. The Committee may take into account the effect of a director’s related person transaction on such person’s status as an independent member of our Board of Directors and eligibility to serve on Board committees under SEC and NYSE rules.

Based on these standards, we had no related person transactions in 2011, and no related person transactions are currently proposed.

Board Leadership Structure; Executive Sessions

Our Bylaws and our Corporate Governance Principles provide that the Board of Directors is responsible to select a Chairperson and a Chief Executive Officer. Our Corporate Governance Principles also provide that the Board of Directors should have the flexibility to decide whether it is best for our company that the two positions be filled by the same individual and that, if the Chairperson of the Board is not an independent director, the chairperson of the Nominating and Governance Committee will be designated the Lead Independent Director. The Board of Directors has determined that the positions of Chairperson of the Board and Chief Executive Officer should be held by one individual with the use of a Lead Independent Director. In choosing to combine the roles of Chairperson of the Board and Chief Executive Officer, the Board of Directors has expressed its belief that our management, through the Chairperson and Chief Executive Officer, should have the primary accountability, and the responsibility to act as the spokesperson, for us. The Board of Directors believes that maintaining the positions of Chairperson and Chief Executive Officer in a single individual will promote a consistent and accurate message to our investors, employees, customers and other constituencies.

While our Corporate Governance Principles do not grant the Lead Independent Director any special authority over management, both the Board of Directors and management recognize the Lead Independent Director as a key position of leadership within the Board of Directors. Our Corporate Governance Principles do provide that the Lead Independent Director will preside at regular executive sessions of the Board of Directors without management participation. We believe that the use of a Lead Independent Director has proven effective for us and has greatly facilitated communication of important issues between the Board of Directors and the Chief Executive Officer. Subsequent to the adoption of our

Corporate Governance Principles formally establishing the Lead Independent Director position, our Lead Independent Director’s role has developed to include additional board governance activities, including the following examples:

•	communicating applicable information arising out of the deliberations in executive sessions to the Chairperson and Chief Executive Officer;

•	reviewing with the Chairperson and Chief Executive Officer items of importance for consideration by the Board of Directors;

•	acting as principal liaison between the independent directors and the Chairperson and Chief Executive Officer on sensitive issues;

•	discussing with the Chairperson and Chief Executive Officer important issues to assess and evaluate the view of the Board of Directors;

•	consulting and meeting with any or all of our independent directors, at the discretion of either party and with or without the attendance of the Chairperson and Chief Executive Officer;

•	in conjunction with the Nominating and Governance Committee, recommending to the Chairperson the membership of the various board committees and selection of the board committee chairs;

•	in conjunction with the Nominating and Governance Committee, interviewing all board candidates and making recommendations to the Board of Directors on director nominees;

•	mentoring and counseling new members of the Board of Directors to assist them in becoming active and effective directors;

•	in conjunction with the Nominating and Governance and Compensation and Personnel Committees, reviewing and approving the philosophy of, and program for, compensation of the independent directors; and

•

evaluating, along with the other members of the Board of Directors, the Chief Executive Officer’s performance and meeting with the Chief Executive Officer to discuss the Board of Directors’ evaluation.

As the Chairperson of the Nominating and Governance Committee, Mr. Bennett is currently designated as the Lead Independent Director. At every regular in-person meeting of the Board of Directors, the independent directors meet in executive session with no member of our management present.

Risk Oversight

Our Corporate Governance Principles provide that the Board of Directors is responsible for overseeing and understanding our vision and mission, strategic plan, overall corporate risk profile, risk parameters, annual operating plan and annual budget and for monitoring whether these plans are being implemented effectively. The Board of Directors annually conducts a broad based risk assessment. For 2011, this risk assessment was conducted in association with reviews by the president and chief operating officer and the vice president and chief financial officer. The methodology of the risk assessment identifies key themes and trends, quantifies our key risks and develops mitigation plans and strategies. This assessment provides the platform to develop appropriate audit plans and to ensure resources are devoted to areas having the highest risk. This assessment culminates in the Annual Risk Management Report to the Board of Directors. On an on-going basis, the Audit Committee regularly discusses our policies with respect to risk assessment and risk management, our financial risk exposures and the steps we have taken to monitor and control such exposures. The Board of Directors relies on the Compensation and Personnel Committee to address potential risks arising from our general compensation programs and policies for all employees, and the Compensation and Personnel Committee conducted an assessment in 2011 of these policies and practices to determine whether risks arising from them were reasonably likely to have a material adverse effect on us as described in further detail under “Compensation Committee Risk Assessment” below.

Communication with Directors

Shareowners and other interested parties may communicate with the full Board, non-management directors as a group or individual directors, including the Lead Independent Director, by providing such communication in writing to our Corporate Secretary, who will post such communications directly to our Board of Directors’ website.

Ethical and Legal Compliance Policy

We have adopted a Code of Conduct, that serves as our code of ethics, and that applies to all employees, including our Chief Executive Officer, chief financial officer and chief accounting officer, as well as our Board of Directors. We make our Code of Conduct available on our website at www.alliantenergy.com/investors under the “Corporate Governance” caption. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding amendments to, or waivers from, the Code of Conduct by posting such information on our website.

OWNERSHIP OF VOTING SECURITIES

Listed in the following table are the number of shares of our common stock beneficially owned as of February 29, 2012, by (1) the executive officers listed in the Summary Compensation Table, (2) all of our director nominees and directors, and (3) all director nominees, directors and the executive officers as a group. The directors and executive officers as a group owned less than 1% of the outstanding shares of common stock on that date. No individual director or officer owned more than 1% of the outstanding shares of common stock on that date. No director or officer owns any other equity of Alliant Energy Corporation or any of its subsidiaries.

NAME OF BENEFICIAL OWNER	SHARES BENEFICIALLY OWNED(1)
EXECUTIVE OFFICERS(2)
Thomas L. Aller	60,395	(3)
Thomas L. Hanson	32,979	(3)
John O. Larsen	28,071	(3)
James H. Gallegos	8,575
Dundeana K. Doyle	29,380	(3)(4)

DIRECTOR NOMINEES
Patrick E. Allen	100
Patricia L. Kampling	57,370	(3)
Ann K. Newhall	17,083	(3)
Dean C. Oestreich	18,486	(3)
Carol P. Sanders	14,819	(3)

DIRECTORS
Michael L. Bennett	26,536	(3)
William D. Harvey	305,316	(3)(5)
Darryl B. Hazel	10,819	(3)
Singleton B. McAllister	13,687	(3)
David A. Perdue	21,774	(3)
Judith D. Pyle	18,541

All Executive Officers and Directors as a Group (17 people)	666,931	(3)

(1)	Total shares of Company common stock outstanding as of February 29, 2012, were 110,959,728.

(2)	Stock ownership of Mr. Harvey and Ms. Kampling is shown with the directors.

(3)

Included in the beneficially owned shares shown are indirect ownership interests with shared voting and investment powers: Mr. Harvey — 3,769 and Mr. Aller — 1,000; shares of common stock held in deferred compensation plans: Mr. Bennett — 26,036, Mr. Harvey — 49,657, Mr. Hazel — 10,143, Ms. McAllister — 8,038, Ms. Newhall — 15,914, Mr. Oestreich — 17,486, Mr. Perdue — 21,774, Ms. Sanders — 14,819, Mr. Aller — 8,937, Ms. Doyle — 9,425, Mr. Hanson — 4,157, Ms. Kampling — 1,626, Mr. Larsen — 6,772, (all executive officers and directors as a group —194,784); and stock options exercisable on or within 60 days of February 29, 2012: Mr. Harvey — 11,258 and Mr. Aller — 21,654 (all executive officers and directors as a group — 32,912).

(4)	Ms. Doyle retired effective August 31, 2011, and her beneficial ownership is shown as of August 17, 2011, the last date on which we were able to obtain information from Ms. Doyle.

(5)	Mr. Harvey retired effective March 31, 2012.

The following table sets forth information, as of December 31, 2011, regarding beneficial ownership by the only persons known to us to own more than 5% of our common stock. The beneficial ownership set forth below has been reported on Schedule 13G filings with the SEC by the beneficial owners.

Amount and Nature of Beneficial Ownership

	Voting Power		Investment Power
Name and Address of Beneficial Owner	Sole	Shared	Sole	Shared	Aggregate	Percent of Class
BlackRock, Inc. (and certain affiliates) 40 East 52nd Street New York, NY 10022	10,243,616	0	10,243,616	0	10,243,616	9.23%

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This compensation discussion and analysis explains our compensation philosophy, policies and practices with respect to our named executive officers. For calendar year 2011, our named executive officers were:

Named Executive Officer	Title
William D. Harvey	Chief Executive Officer and Chairman of the Board of Directors
Patricia L. Kampling	President, Chief Operating Officer and Former Chief Financial Officer
Thomas L. Hanson	Vice President and Chief Financial Officer
Thomas L. Aller	Senior Vice President – Energy Resource Development
John O. Larsen	Senior Vice President – Generation
James H. Gallegos	Vice President and General Counsel
Dundeana K. Doyle	Former Senior Vice President – Energy Delivery

Ms. Doyle retired from the Company effective August 31, 2011; however, because Ms. Doyle would have qualified as a named executive officer but for the fact that she was not an executive officer at the end of 2011, we have considered her a named executive officer for purposes of this compensation discussion and analysis.

Effective March 31, 2012, Mr. Harvey retired as a Director, Chairman of the Board of Directors and Chief Executive Officer of the Company, Interstate Power and Light Company and Wisconsin Power and Light Company. Effective April 1, 2012, Ms. Kampling succeeded Mr. Harvey as Chairman of the Board and Chief Executive Officer of the Company, Interstate Power and Light Company and Wisconsin Power and Light Company.

As a result of Ms. Kampling becoming Chief Executive Officer, effective as of April 1, 2012, her base salary increased to $740,000, her target percentage under the Company’s 2012 Management Incentive Award Plan increased to 105% of base salary, and her long-term incentive target percentage for awards made in 2012 increased to 265% of her base salary. No other changes have been made to Ms. Kampling’s compensation arrangements, and the Company and Ms. Kampling have not entered into an employment agreement.

Linkages Between Company Performance and Executive Compensation

Our strategic plan focuses on our core business of delivering regulated electric and natural gas service in our Iowa, Wisconsin and Minnesota service territories. The strategic plan is built upon three key elements: competitive costs, safe and reliable service, and balanced generation.

In 2011, we delivered strong performance both to our shareowners and our customers despite the continued challenging macroeconomic and competitive environment.

We note the following Company performance achievements in 2011:

•	Adjusted 2011 utility earnings per share of $2.72 exceeded the target of $2.70 and represented a slight increase over 2010 results.

•

At the end of 2011, our relative total shareowner return compared to the Edison Electric Institute (EEI) Stock Index (a peer group stock index selected by our Compensation Committee as described below) performed at the 68th percentile for the last year, the 74th percentile over the last three years and the 70th percentile over the last five years.

•

At the end of 2011, our relative total shareowner return compared to the S&P Midcap Utility Index performed at the 76th percentile for the last year, the 75th percentile over the last three years and the 65th percentile over the last five years.

•	For the one-, three- and five-year periods ending on December 31, 2011, our total shareowner returns were approximately 25%, 75% and 45%, respectively.

•	2011 adjusted cash flows from our utilities and service company of $782 million significantly exceeded the 2011 target of $700 million.

•	Cumulative, operational goal performance in 2011 was slightly above target.

The following table demonstrates our pay for performance linkage by displaying the results of our financial performance goals used in our incentive programs and incentive compensation payouts over the past three years.

Year	Adjusted Utility Earnings Per Share From Continuing Operations	Annual Incentive Payout as % of Target	Relative Total Shareowner Return (Three Years)*	Performance Share Payout as % of Target	Performance Contingent Restricted Stock Vesting
2009	$1.86	0%	31st percentile	0%	No
2010	$2.68	130%	45th percentile	75%	Yes
2011	$2.72	101%	75th percentile	162.5%	Yes

*	Total Shareowner Return as compared to the S&P Utility Midcap Index in 2009 and 2010 and compared to the EEI Stock Index in 2011.

Recent Developments in Our Executive Compensation Program

The following are the key executive compensation program changes recently implemented to improve our corporate governance and ensure appropriate compensation and benefits to our executive officers:

•	None of our existing executive separation arrangements have Section 280G gross-up provisions.

•

We have made continued progress on our policy to reduce and substantially eliminate the amount of perquisites paid to our executive officers by eliminating a health care benefit received by executive officers that was more generous than that paid to other employees of the Company.

•

In 2011, we adopted a new peer group for measuring performance for purposes of our long-term incentive performance share grants. The new peer group more appropriately reflects our market capitalization.

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In 2011, we discontinued the use of personal performance “modifiers” under our Management Incentive Compensation Plan with respect to our named executive officers in order to ensure that all annual bonus payouts to our named executive officers are contingent on Company performance.

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In 2011, we undertook a review of our compensation programs, which resulted in the amendment of many such programs to better reflect market practices and to enact several technical and legal changes to our plans, such as tightening the definition of change in control and clarifying certain provisions to ensure compliance with the Internal Revenue Code of 1986, amended, which we refer to as the tax code.

Executive Compensation Objectives and Principles

We believe that our strategic plan is best implemented if our executive compensation program is designed to achieve the following key compensation objectives:

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Reward Strong Performance: motivate and reward executives to contribute to the achievement of our business objectives by strengthening the relationship between pay and performance and emphasizing variable at-risk compensation.

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Align Executives’ and Shareowners’ Interests: align executive officers’ interests with those of our shareowners by delivering a significant proportion of total compensation that is dependent upon our total shareowner return.

•	Attract and Retain Valuable Officers: attract and retain the best possible personnel through competitive compensation that is comparable to that of similar companies.

We believe these objectives attract, retain and motivate a highly proficient executive management team that is actively engaged in producing results for our shareowners and customers. Based on these objectives, the Company’s Compensation and Personnel Committee (the “Compensation Committee”) considered the principles and the other factors described below when making compensation decisions.

We adhere to the following compensation principles, which are intended to facilitate the achievement of our compensation objectives:

•	Target Base Pay to Market Median: base salary levels should be targeted at the median (50th percentile) of base salaries paid in the market for comparable positions.

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At-Risk Compensation: a substantial portion of our executive officers’ compensation should be based on achievement of performance goals, with long-term incentives comprising a majority of the performance-based pay.

•	Equity-Ownership: executive officers should have significant holdings of our common stock.

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Minimized Systemic Risk-Taking: compensation programs should be developed to properly manage risk-taking incentives, including providing a mix of long-term and short-term compensation and multiple performance criteria.

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Access to Retirement Programs: executive officers should have access to retirement plans commonly in use among comparable companies, including deferred compensation plans, pension plans, supplemental retirement programs and 401(k) savings plans.

Components of Executive Compensation Program

The major elements of the executive compensation program are base salary, annual incentives, long-term (equity) incentives, retirement and other benefits. In setting the level for each major component of compensation, we consider an executive officer’s total compensation (which consists of all elements of compensation including employee benefit programs), the target market reference point, the current market for talent, our historic levels of compensation, company culture, individual and company performance, the executive’s length of tenure, and internal pay equity. The table below summarizes the function of each component of compensation, each of which is described in more detail below.

Component	Description	Objective within Compensation Program
Base Salary	Fixed compensation, subject to annual review and increased or decreased in response to changes in responsibility, performance, length of service or competitive practice.	• Provides base compensation at a level consistent with competitive practices. • Reflects roles, responsibilities, skills, experience and performance. • Adheres to market practice.
Annual Incentives	Annual cash incentive plan based on achievement of objective utility and service company financial and non-financial performance measures.	• Motivates and rewards for achievement of annual utility and service company goals. • Aligns management and key stakeholder interests by linking pay and performance.
Long-Term Equity Incentives	Allows grant of a variety of types of awards, including performance contingent restricted stock, performance shares and time-based restricted stock.

•    Motivates and rewards financial performance over a sustained period.

•    Aligns management and shareowner interests by encouraging management ownership.

•    Enhances retention of management personnel.

•    Rewards strong total shareowner return and earnings growth.

•    Measures performance relative to peers.

•    Promotes achievement of strategic plan by linking pay to achievement of strategic goals.

Other Benefits	Deferred compensation and other retirement benefits.	• Provides for current and future needs of the executives and their families. • Enhances recruitment and retention. • Adheres to competitive market practice.
Contractual and Severance Arrangements	Key Executive Employment and Severance Agreements (KEESAs) and Executive Severance Plan: Contingent amounts payable only if employment is terminated under certain conditions.	• Enhances retention of management personnel by providing employment continuity. • Encourages the objective evaluation and execution of potential changes to the Company’s strategy and structure.

In order to properly reward strong performance, we weigh performance-based incentive pay more heavily than other elements of our named executive officers’ total direct compensation. In 2011, incentive pay accounted for 54% to 78% of target total direct compensation for our named executive officers. The following table shows the breakdown of the total direct compensation pay mix for each of our named executive officers in 2011. The figures in this table were calculated using targeted compensation for 2011 and therefore may differ from the actual payments for 2011 as reported in the Summary Compensation Table below.

Named Executive Officer	Title	Salary as a % of Total	All Incentives as a % of Total	Annual Incentive as a % of Total	Long-Term Incentive as a % of Total
William D. Harvey	Chief Executive Officer and Chairman of the Board of Directors	22%	78%	22%	56%
Patricia L. Kampling	President, Chief Operating Officer, Former Chief Financial Officer	32%	68%	20%	48%
Thomas L. Hanson	Vice President and Chief Financial Officer	33%	67%	22%	45%
Thomas L. Aller	Senior Vice President-Energy Resource Development	46%	54%	21%	33%
John O. Larsen	Senior Vice President-Generation	46%	54%	21%	33%
James H. Gallegos	Vice President and General Counsel	40%	60%	22%	38%
Dundeana K. Doyle	Former Senior Vice President-Energy Delivery	46%	54%	21%	33%

Process for Setting Executive Compensation

Our compensation programs are subject to a thorough review process that includes Compensation Committee review and approval of all elements of our executive compensation program; the advice of an independent, third-party compensation consultant; and a Compensation Committee of independent directors that meets in executive session without management at every meeting.

Role of Compensation Committee

The Compensation Committee sets each component and level of compensation for the Company’s named executive officers and other executive officers. In order to set each component throughout the year, the Compensation Committee regularly reviews compensation reports prepared by the Compensation Committee’s outside compensation consultant, including reports on competitive pay practices, alternative mixes of compensation components and potential payouts under various termination scenarios.

Role of Chief Executive Officer

The Chief Executive Officer recommends the level of compensation for the Company’s named executive officers and other senior Company executives, other than himself or herself. He or she is present and available to the Compensation Committee during their meeting with respect to the compensation of the Company’s named executive officers and other senior Company executives, except when his or her own compensation is considered in executive session. The Chief Executive Officer, with the assistance of the Company’s human resources staff, compiles data and provides reports to the Compensation Committee to assist in their deliberations. The Chief Executive Officer’s compensation package is determined by the Compensation Committee in executive session.

Role of Independent Compensation Consultants

The Compensation Committee receives data, analysis and support from Pay Governance, a nationally recognized executive compensation consulting firm. During 2011, Pay Governance met with management and participated in Compensation

Committee meetings, analyzed the competitive level of each element of compensation for each of the named executive officers, and provided information regarding executive compensation trends. Pay Governance was engaged by and reports solely to the Compensation Committee, and meets with the Compensation Committee at each meeting in executive session.

Role of Benchmarking

We utilize compensation data from general industry and the energy services sector in determining the appropriate levels of compensation for our executive officers. Although our business is focused in the energy services sector, we believe that the competitive labor market for our company includes both general industry and the energy services industry, particularly for those executives who serve in a general management capacity.

The benchmark data from the energy services sector used in 2011 were drawn from Towers Watson’s 2011 Energy Services Industry Executive Compensation Database (the “2011 Energy Services database”), a survey of over 60 companies, which comprises nearly all U.S. utilities. The general industry data were obtained from Towers Watson’s 2011 General Industry Executive Compensation Database, a survey of over 400 companies, the majority of which are Fortune 1000 companies (the “2011 General Industry database”), which we considered to be a fair gauge of compensation practices among leading companies. In using these broad-based surveys, we considered only aggregate data and did not select any individual companies for comparison. By focusing on the data in the aggregate, we can avoid the undue impact of statistically outlying companies and obtain a general understanding of compensation practices in the market. All of the survey data were updated to January 2012 using a 3% annual update factor, as 3% was the anticipated average annual increase for the survey companies. The data from each of the companies in both databases were size-adjusted based on gross revenue. We refer to the median in these surveys as our “market reference point” throughout the following discussion.

For general management positions, including with respect to Messrs. Harvey, Hanson and Gallegos and Ms. Kampling, equally blended energy industry and general industry data from these databases are used as our primary market reference point for compensation, reflecting the broader talent market for these jobs. For utility-specific operating positions, including with respect to Messrs. Aller and Larsen and Ms. Doyle, energy industry data are used as our market reference point. See “Meetings and Committees of the Board – Compensation and Personnel Committee” for more details.

Components of Executive Compensation Program — Base Salary

We pay base salaries to provide management with a level of fixed compensation at competitive levels to reflect their professional skills, responsibilities and performance, and to attract and retain key executives. Because the Company is not contractually bound to pay particular levels of base salary to our executive officers, we have the flexibility to make adjustments to take into consideration changes in the market, responsibilities and performance against job expectations. We also consider the nature of the position, the responsibilities, skills, experience and tenure of the officer, and his or her past performance.

The Compensation Committee considers salaries that fall within 15% of our market reference point to be competitive. Base salaries may fall outside the competitive market range due to tenure in job position, increased responsibilities or outstanding job performance. We may adjust base salaries to keep current with our market reference point, to recognize outstanding individual performance or to recognize an increase in responsibility. In 2011, aggregate base salaries of our named executive officers were, on average, approximately 8% below our market reference point, which is within our target.

The following table sets forth the base salaries of each named executive officer as of the end of the 2011 and 2010 calendar years, as well as the percentage change from the prior year.

Named Executive Officer	2011 Base Salary		2010 Base Salary	Percentage Increase
William D. Harvey	$900,000		$875,000	3%
Patricia L. Kampling	$500,000		$500,000	0%
Thomas L. Hanson	$329,800		$270,000	22%
Thomas L. Aller	$290,000		$282,000	3%
John O. Larsen	$301,500		$301,500	0%
James H. Gallegos	$310,000		$310,000	0%
Dundeana K. Doyle	$291,400	*	$281,400	4%

*	As of August 31, 2011, Ms. Doyle’s retirement date.

Mr. Harvey’s salary for 2011 was slightly below the median of the blended energy industry and general industry market reference point, but within the competitive market median range. Base salaries with respect to Messrs. Hanson and Gallegos and Ms. Kampling were below the competitive market median range, reflecting the fact that these executives are new to their respective roles within the Company. Base salary for Mr. Hanson was significantly increased due to his promotion to chief financial officer during 2011. Other executive officers were within the competitive market median range. As a result of Ms. Kampling becoming Chief Executive Officer, effective as of April 1, 2012, her base salary increased to $740,000.

Components of Executive Compensation Program — MICP Annual Incentives

Our executive officers, including our named executive officers, are eligible to participate in the Management Incentive Compensation Plan, or MICP, which is our annual incentive plan and was adopted under our 2010 Omnibus Incentive Plan. The MICP provides executive officers with the opportunity for annual cash bonuses tied directly to the achievement of company performance goals. The MICP encourages executive officers to achieve superior annual performance on key financial and operational goals. The Compensation Committee sets goals designed to drive annual performance and align the interests of management with the interests of our shareowners and customers.

The Compensation Committee seeks to set MICP opportunities at the median annual incentive target levels compared to our benchmark data, measured as a percentage of base salary. The Compensation Committee considers targeted payouts that fall within 15% of the market median to be competitive. Participants may earn no payment or may earn up to 150% of their target payment based on achievement of the performance goals. The following table sets forth the target payout levels under the MICP with respect to each named executive officer for 2011.

Named Executive Officer	MICP Target Payout as a Percentage of Base Salary
William D. Harvey	100%
Patricia L. Kampling	65%
Thomas L. Hanson	65%
Thomas L. Aller	45%
John O. Larsen	45%
James H. Gallegos	55%
Dundeana K. Doyle	45%

Target annual incentive compensation with respect to Messrs. Hanson and Gallegos and Ms. Kampling were below the competitive market median range, reflecting the fact that these executives are new to their respective roles within the Company. Target annual incentive compensation for Mr. Aller was slightly above the competitive market median range, due to his long tenure with the Company and his current role as President of the Interstate Power and Light Company. All other executive officers’ target payouts were within the competitive market median range. As a result of Ms. Kampling becoming Chief Executive Officer, effective as of April 1, 2012, her target percentage under the MICP increased to 105% of base salary.

We pay incentives from a pool of funds that we establish for MICP payments. The Compensation Committee establishes goals based primarily on utility performance, which it derives from our strategic plan and from operational benchmarks intended to benefit our shareowners, customers and employees. These performance goals apply to all named executive officers and determine the funding level of an incentive pool. Adjusted utility earnings per share from continuing operations determine whether or not the incentive pool will be funded. If the adjusted utility earnings per share threshold (shown in the table below) is not met, then the incentive pool is not funded and no incentives are paid under the MICP. After the adjusted utility earnings per share threshold is met, then a percent of the incentive pool is funded based on the achievement of the goals described below. If all such goals are met at target level, the incentive pool is funded at 100% of target. The size of the incentive pool will vary, from 0% to 150% of target, based on goal performance.

The performance goals, targets and actual 2011 performance were:

Goal	Percent of Incentive Pool	Target	Actual	Percent Payment Toward Incentive Pool
Adjusted earnings per share from continuing operations of our utilities (“EPS”)	60%	EPS: Threshold: $2.43 Target: $2.70 Maximum: $3.04	$2.72*	60%
Adjusted cash flows from utilities and service company	10%	$700 million	$782 million**	10%
Customer satisfaction	10%	Complaints to Regulators: Threshold: 927 Target: 843 Maximum: 717	577	15%
Power supply availability	5%	Availability of Tier One Plants: Threshold: 85.5% Target: 86.5% Maximum: 88.5%	86.2%	4%
Power supply reliability	5%	SAIDI/SAIFI Reliability Index: Threshold: 90% Target: 100% Maximum: 115%	108%	6%
Safety	5%	OSHA Recordable Incident Rate: Threshold: 3.64 Target: 3.31 Maximum: 2.81	4.02	0%
Diversity (goal achieved if two of the three goals are met)	5%	Minority Employees: Threshold: 4.9% Target: 5.4% Maximum: 6.1%	5.2%	6%
		Women in Non-Traditional Jobs: Threshold: 9.0% Target: 9.4% Maximum: 10.0%	9.4%
		Spending to Minority and Women-Owned Businesses: Threshold: $44 million Target: $49 million Maximum: $56 million	$77 million
TOTAL	100%			101%

*	This non-GAAP number is intended to represent ongoing operations of the utilities by excluding the effects of certain charges for asset write-downs and impairments, regulatory-related charges and credits, benefits related to tax changes, pension plan charges, and emission allowance charges. These excluded items are not reflective of ongoing operations of the utilities and are therefore excluded when determining executive compensation.

**	This non-GAAP number excludes the effects of sales of customer accounts receivable, net of tax pension contributions and net collateral held or paid by the utilities.

The performance goals are combined to determine the annual incentive payment for each executive officer. The performance goal achievement of 101% was multiplied by each named executive officer’s target payout percentage to set their final annual incentive payments. The individual annual incentive payments made for 2011 are reported below in the Summary

Compensation Table. We have discontinued the use of any personal modifier with respect to our named executive officers, which would allow the Company to pay an executive more under the MICP than otherwise provided by the MICP’s formula.

Components of Executive Compensation Program — Long-Term Incentives

We award long-term incentive compensation based on the achievement of longer-term, multi-year financial goals. Long-term, at-risk incentive payments account for 33%-56% of our named executive officers’ total targeted compensation, appropriately reflecting our compensation program’s emphasis on the long-term financial strength of the company.

In 2011, we granted long-term incentive compensation to executive officers in the form of (a) performance-contingent restricted stock, (b) performance shares and (c) solely with respect to Mr. Aller, time-based restricted stock, in each case granted under our 2010 Omnibus Incentive Plan. All of the equity awards granted to executive officers in 2011, with the exception of Mr. Aller’s time-based restricted stock described below, were performance based and will be forfeited if performance results are not achieved in future years.

We determine the value of each executive officer’s long-term incentive opportunity by targeting the median value of long-term opportunities of our market reference point. The Compensation Committee considers targeted payouts that fall within 15% of our market reference point to be competitive. The targets are set by assessing the individual performance of the executive officer and internal equity among our executives, and considering the competitiveness of the total direct compensation package. Targeted payouts may fall outside the competitive market range due to tenure in a job position, competitiveness of the total direct compensation package and individual performance. Based on these factors, the Compensation Committee approved grants of long-term incentives to our named executive officers with targeted grant values determined according to the percentages of base salary set forth in the table below. The Compensation Committee approves the dollar value of the long-term equity awards to be granted prior to the actual grant date and we grant the number of shares necessary to approximate that dollar value based on the fair market value of our share price on the grant date.

Named Executive Officer	Long-Term Incentive Grants in 2011 as a Percentage of Base Salary
William D. Harvey	250%
Patricia L. Kampling	150%
Thomas L. Hanson	135%
Thomas L. Aller	70%
John O. Larsen	70%
James H. Gallegos	95%
Dundeana K. Doyle	70%

Target long-term payouts with respect to Messrs. Hanson and Gallegos and Ms. Kampling were below the competitive market range, reflecting the fact that these executives are new to their respective roles within the Company. As a result of Ms. Kampling becoming Chief Executive Officer, effective as of April 1, 2012, her long-term incentive target percentage for awards made in 2012 increased to 265% of her base salary.

The long-term incentive awards consist of performance contingent restricted stock and performance shares. We believe these two types of long-term equity awards provide incentives for our executive officers to produce value for our shareowners over the long term on both an absolute basis and a relative basis. Performance contingent restricted stock vests if our consolidated income from continuing operations achieves specified growth objectives in two, three or four years. This rewards absolute long-term growth. We set the rate of growth required for the performance contingent restricted stock to vest based on the successful execution of our strategic plan. Performance shares vest and pay out at varying levels depending on our relative total shareowner return as compared to the companies comprising the EEI Stock Index. This rewards the outperformance of our peers and superior return to shareowners. The Compensation Committee granted long-term equity awards in 2011 consisting of 50% performance shares and 50% performance contingent restricted stock to equally emphasize absolute and relative long-term growth.

In addition to our regular performance-based annual grants, in March 2011, we granted 5,000 shares of time-based restricted stock to Mr. Aller to increase the retentive value of his overall compensation package.

We have not issued stock options since 2004 because we believe that performance contingent restricted stock and performance shares provide appropriate incentive value.

In 2011, the Company amended the 2010 Omnibus Incentive Plan to clarify the definition of “Change of Control of the Company” with respect to awards granted on or after January 1, 2012. The amendment made technical changes to tighten the definition of Change of Control and clarify compliance with provisions of the tax code and did not enhance the compensation or benefits of our executive officers. The amended definition also better conforms to market standards.

Performance Contingent Restricted Stock

In 2011, the Compensation Committee granted performance contingent restricted stock to our executive officers that will vest in two, three or four years if consolidated income from continuing operations grows 16% over 2010 consolidated income from continuing operations. The growth contingency represents 5% compounded growth over three years. The 2010 adjusted base income from continuing operations is $308.2 million. This non-GAAP amount excludes the effects of asset impairments, regulatory-related charges and credits, legislative changes and other non-recurring items which we believe are not reflective of our ongoing operations. Thus, the performance contingent restricted stock will vest in two, three or four years if our consolidated income from continuing operations in any year is $356.9 million. Consolidated income from continuing operations will be calculated excluding the effects of the following, if the amount is over $4 million on a pre-tax basis and is not considered in the annual budget approved by our Board of Directors: (i) charges for reorganizing and restructuring; (ii) discontinued operations; (iii) asset write-downs; (iv) gains or losses on the disposition of an asset or business; (v) mergers, acquisitions or dispositions; and (vi) extraordinary, unusual and/or non-recurring items of gain or loss, that in all of the foregoing the Company identifies in its audited financial statements, including footnotes, or the Management’s Discussion and Analysis section of the Company’s periodic reports.

Consistent with our pay for performance criteria, performance contingent restricted stock granted to our executive officers in 2008 were forfeited because the applicable performance criteria were not met, as of December 31, 2011, the end of the fourth year of the performance period.

Performance Shares

In 2011, the Compensation Committee granted performance shares to our executive officers. The vesting of the performance shares is based on our relative total shareowner return over a three-year period. Performance shares provide a 100% payout, or target payout, if our relative total shareowner return over three years is equal to the median performance of a specific peer group selected by the Compensation Committee. The Compensation Committee selected the Edison Electric Institute (EEI) Stock Index as the peer group for the 2011 grants of performance shares because the EEI Stock Index more accurately reflected our relative market capitalization compared to the S&P 400 Midcap Utility Index, which we used in previous years. Performance share payouts are capped at 200% of the target payout. The following table shows the level of performance share payouts based on our total shareowner return as compared to the EEI Stock Index.

The Company’s Percentile Rank	Percent of Target Value Payout
90th percentile or greater	200%
80th percentile	175%
70th percentile	150%
60th percentile	125%
50th percentile	100%
45th percentile	75%
40th percentile	50%
Below 40th percentile	0%

Performance shares allow the executive officer to receive a payment in shares of our common stock, cash, or a combination of our common stock and cash, the value of which is equal to the number of shares awarded, adjusted by the performance multiplier. If the executive officer chooses to take the payment in cash, the amount of the payout is determined by multiplying the number of shares earned by the stock value on a date chosen by the Compensation Committee. The Compensation Committee chooses this date in advance of issuing the shares.

Components of Executive Compensation Program — Other Benefits

We also offer benefit programs to our executive officers with a focus towards their retirement consistent with those of our peer group. We provide these benefits to remain competitive with the general market for executive officers. These programs include a 401(k) savings plan, a deferred compensation plan and various pension benefits. The benefit programs are designed to be competitive in attracting, retaining and motivating our executive officers by providing competitive retirement benefits and to incentivize our executive officers to promote the Company’s interests over a long time-horizon. The Compensation Committee reviews benefit programs on a periodic basis to determine effectiveness and identify any necessary changes. The retirement-related benefit plans are reviewed periodically by the Compensation Committee and certain changes to the plans were adopted in 2011. A brief description of the plans is set forth in the table below.

Benefit	Description
Alliant Energy Deferred Compensation Plan (the “AEDCP”)	Enables participants to defer up to 100% of base salary and annual incentive awards on a pre-tax basis and to receive earnings or incur losses on the deferrals until the date of distribution. The shares of Alliant Energy common stock identified as obligations under the AEDCP are held in a rabbi trust.
Cash Balance Pension Plan	Offers flexible payment options and steady growth of retirement funds. The Cash Balance Pension Plan was frozen for participants effective August 2, 2008. Employees hired after December 25, 2005 do not participate.
Enhanced 401(k) Savings Plan	Provides for a match of $0.50 on each dollar for the first 8% of compensation contributed to their 401(k) Savings Plan account by the employee up to the IRS maximum. In addition, we contribute a percentage of employees’ salaries to their 401(k) accounts in addition to the company match. The amount of the company contribution ranges from 4% to 6% of an employee’s salary, depending on the employee’s age and number of years of service at the company.
Excess Retirement Plan	Provides the benefit that the participants would have earned under the Cash Balance Pension Plan and the 401(k) Savings Plan but for statutory limitations on employer-provided benefits imposed on those tax-qualified plans, and accruals earned on their deferrals into the AEDCP.
Supplemental Retirement Plan (“SRP”)	Provides retirement compensation in addition to the benefits provided by the Cash Balance Pension Plan and 401(k) Savings Plan, which are limited by the tax code. Generally payable only if the executive remains with us until retirement, disability or death.
Split Dollar / Reverse Split Dollar Life Insurance Plan	We pay the premiums for this insurance and these payments are taxable to the individual officers. We reimburse these executive officers for taxes associated with certain of these policies. These specific policies were grandfathered in 1998 and we no longer offer the policies to other executive officers as part of total executive compensation.

In 2011, the Compensation Committee enacted amendments to the AEDCP to provide new investment options for participants and to permit participants to reallocate their account balances among investment options, with the exception of not permitting participants to reallocate account balances out of the Company stock investment account. The Compensation Committee also enacted certain technical amendments to the AEDCP, the Excess Retirement Plan and the SRP, which provide for continuity of administration of such plans in the event of a change in control of our company, which did not enhance the compensation or benefits payable under such plans.

In 2011, in connection with the retirement of Ms. Doyle, the Compensation Committee approved an amendment to the Supplemental Retirement Plan Agreement between Ms. Doyle and the Company to vest payment of the supplemental benefit at age 53.5, which resulted in a payment of $1,534,513 from the SRP to Ms. Doyle, in addition to other severance benefits, as discussed further below.

See “Nonqualified Deferred Compensation” below for more information regarding the AEDCP. See “Pension Benefits” below for more information regarding the Alliant Energy Cash Balance Pension Plan, the Excess Retirement Plan and the SRP.

Perquisites

In 2009, we eliminated our flexible perquisite program. For 2011, we eliminated a portion of the executive health care perquisite that had been historically provided. Our executive officers remain eligible for executive physicals and long-term disability insurance, which were in excess of the benefits provided to our other employees.

Post-Termination Compensation

KEESAs

We currently have in effect Key Executive Employment and Severance Agreements (KEESAs) with our executive officers, including our named executive officers, and certain of our key employees, which provide certain severance benefits on a “double trigger” following a change in control. We believe the security afforded the executives by the KEESA will help the executives to remain focused on business continuity and reduce the distraction of the executive’s reasonable personal concerns regarding future employment during the uncertainty of a proposed change in control transaction. We believe the executives will be able to better consider the best interests of our company and its shareowners due to the economic security provided by the KEESA benefits.

The KEESAs are paid if, within a period of up to three years after a change in control for Mr. Harvey or Ms. Kampling and two years for Messrs. Hanson, Gallegos, Aller and Larsen and Ms. Doyle, there has occurred both a change in control and loss of employment other than for cause, causing KEESA benefits to be subject to a “double trigger.” The double trigger mechanism ensures that only those executives adversely affected by a change in control would receive benefits under the KEESA. The cash termination benefit under the KEESA is up to three times base salary and target bonus for Mr. Harvey and Ms. Kampling and two times base salary and target bonus for Messrs. Hanson, Gallegos, Aller and Larsen and Ms. Doyle.

The KEESAs are generally designed to avoid the adverse effects of Section 280G of the tax code. With respect to Messrs. Hanson, Gallegos, Aller and Larsen and Ms. Doyle, the KEESAs provide that if any portion of the benefits under the KEESA or under any other agreement for the officer would constitute an excess parachute payment for purposes of the tax code, benefits will be reduced so that the officer will be entitled to receive $1 less than the maximum amount that he or she could receive without becoming subject to the 20% excise tax imposed by the tax code on certain excess parachute payments, or which we may pay without loss of deduction under the tax code. With respect to Ms. Kampling, the KEESA provides that if any portion of the benefits under the KEESA or under any other agreement would constitute an excess parachute payment for purposes of the tax code, she may receive the better of either a payment $1 less than the maximum amount she may receive without becoming subject to the 20% excise tax or the fully calculated payment subject to applicable excise taxes, for which she would be personally responsible.

The KEESA for Mr. Harvey provides that if any payments constitute an excess parachute payment, we will pay to Mr. Harvey the amount necessary to offset the excise tax and any additional taxes on this additional payment. In light of Mr. Harvey’s unique role and tenure within the Company’s management, Mr. Harvey is the only executive officer with a gross-up provision in his KEESA.

We believe that the level of the benefits provided by the KEESAs to each executive officer reflects the appropriate amount of compensation necessary for our executive officers to consider our shareowners’ interests without interference of their own personal situation.

In consideration of the KEESA benefits, the executive agrees not to compete with us for a period of one year after the executive’s employment is terminated and to keep in confidence any proprietary information or confidential information for a period of five years after the executive’s employment is terminated. Both of these conditions can be waived in writing by our board of directors.

In 2011, as part of an ongoing corporate governance review, the Company approved a series of technical changes to the KEESAs for the officers of the Company, including the named executive officers, which (i) conforms the definition of “Change in Control of the Company” in the KEESAs to the definition provided in the 2010 Omnibus Incentive Plan, (ii) alters the timing of severance payments in the event of a qualifying termination of employment and (iii) clarifies the order in which certain termination payments will be reduced to the extent that any termination payments are reduced in order to avoid the imposition of excise taxes under Section 280G of the tax code. These changes did not enhance the compensation or benefits payable to our executive officers under the KEESAs.

In connection with their respective retirements in 2011 and 2012, Ms. Doyle and Mr. Harvey terminated their KEESAs and waived any rights thereunder.

See “Potential Payments upon Termination or Change in Control” for more information regarding the KEESAs.

Executive Severance Plan

We also maintain a general executive severance plan for executive officers in the event that an officer’s position has been eliminated or significantly altered by us. The executive severance plan is designed to provide economic protection to key executives following the elimination of their position so that executives can remain focused on our business without undue personal concern. We recognize that circumstances may arise in which we may consider eliminating certain key positions. We believe the security afforded the executives by the severance plan will keep the executives focused on their duties at our company rather than on their personal concerns of job security. The plan provides for severance pay equal to one times annual base salary, payment of prorated incentive compensation within the discretion of the Chief Executive Officer, up to 18 months of COBRA coverage, six months of which are paid by us, outplacement services and/or tuition reimbursement of up to $10,000, and access to our employee assistance program. All executive officer severance packages are approved by the Compensation Committee. We believe our executive severance plan is consistent with plans throughout the industry.

In 2011, as part of an ongoing corporate governance review, the Company approved a series of technical changes to the executive severance plan to (i) impose a 52-day time limit on the requirement that a severed employee sign a release of claims as a condition to the receipt of benefits under the executive severance plan and provide that payments and benefits commence on the 60th day following termination, (ii) conform the definition of “Cause” in the executive severance plan to the definition provided in the KEESAs and (iii) provide that retiree-eligible employees will be eligible for benefits under the Company’s subsidized retiree medical insurance program in lieu of benefits under COBRA upon termination from employment. These changes did not enhance the compensation or benefits payable to our executive officers under the executive severance plan.

See “Potential Payments upon Termination or Change in Control” for more information regarding the Executive Severance Plan.

Employment Agreements and Separation Arrangements

We do not have any other employment agreements with our executive officers.

Ms. Doyle retired from the Company in August 2011. In connection with her retirement, the Company approved a retirement package that included an Executive Agreement, which provided a cash payment of $291,400 and up to $10,000 in outplacement services or tuition reimbursement. This separation payment was in recognition of her years of service and in consideration for a one-year covenant not to compete and to keep information regarding the Company confidential, and a general release.

Executive Stock Ownership Guidelines

We have had stock ownership guidelines for our executives for many years. The guidelines require officers to own a certain number of shares of our common stock to further align the officer’s interest with that of the shareowners. In 2010, we adopted a new guideline that determines the required number of shares by taking the following multiples of the officer’s base salary as of the latest of (i) January 3, 2011, (ii) the date of hire or (iii) the date of promotion to a higher level of ownership requirement, as set forth in the table below.

Level of Seniority	Percent of Target Value Payout
Chief Executive Officer	4 times base salary
President	3 times base salary
Executive Vice President	2.5 times base salary
Senior Vice President	2 times base salary
Vice President	1.5 times base salary

The multiple of salary was divided by the closing price of our stock on January 3, 2011, (or the date of hire or promotion, if later) to determine the number of shares that the officer is required to hold (rounded to the nearest 500-share increment). That number of shares will not change unless the officer is promoted. By setting the number of shares this way, we mitigate the effect of short-term volatility on compliance caused by changes in our stock price and by changes in salary. Officers have five years from their hire date or the date they were promoted into a new position with a higher multiple to achieve the goal. Shares held outright, vested restricted stock, earned performance shares, shares held in the AEDCP, and shares held in the 401(k) Savings Plan count toward the ownership guidelines; unvested restricted stock and unearned performance shares do not count for this purpose.

Officers who have not yet met their share ownership level after five years are required to retain 100% of the after-tax value of vested long-term equity awards until the share ownership requirement is met. Our Chief Executive Officer retains the right to grant special dispensation for hardship, promotions or new hires. All of our current named executive officers who have held their current positions for five years are in compliance with the share ownership guidelines. The shares owned by our named executive officers are shown in the “Ownership of Voting Securities” table above.

Impact of Section 162(m) of the Tax Code

Section 162(m) of the tax code generally limits the corporate deduction for compensation paid to our Chief Executive Officer and the three other most highly compensated executive officers (excluding our chief financial officer) to $1 million, unless such compensation is based upon performance objectives meeting certain regulatory criteria or is otherwise excluded from the limitation. Based on the Compensation Committee’s commitment to link compensation with performance as described above, the Compensation Committee intends to qualify future compensation paid to our executive officers for deductibility by us under Section 162(m) except in limited appropriate circumstances. We expect that short-term and long-term incentive compensation awarded under our 2010 Omnibus Incentive Plan will qualify for deductibility under Section 162(m). All of our equity compensation plans are accounted for under Financial Accounting Standard’s Board Accounting Standards, Codification Topic 718.

Responses to Non-Binding 2010 Say-on-Pay Shareowner Vote

At the Company’s 2011 Annual Meeting of Shareowners, shareowners approved a non-binding advisory resolution relating to the compensation of our named executive officers, which is commonly referred to as a “say-on-pay” proposal. The say-on-pay proposal was approved with a supermajority of the votes cast in favor of the proposal. Notwithstanding this vote of confidence expressed by our shareowners, the Compensation Committee and management continue to review the Company’s executive compensation program and related disclosure with the assistance of outside compensation consultants and outside counsel to identify any potential changes that might augment shareowner value.

Conclusion

The Compensation Committee is provided with appropriate information and reviews all components of our Chief Executive Officer’s and other executive officers’ compensation. Based on this information, the Compensation Committee seeks to implement executive compensation that is appropriately tied to the performance of the executives on behalf of shareowners, employees and customers.

COMPENSATION AND PERSONNEL COMMITTEE REPORT

To Our Shareowners:

The Compensation and Personnel Committee (the “Committee”) of the Board of Directors of the Company has reviewed and discussed the Compensation Discussion and Analysis with our management. Based on the Committee’s review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the SEC.

COMPENSATION AND PERSONNEL COMMITTEE

Ann K. Newhall (Chairperson)

David A. Perdue

Judith D. Pyle

Carol P. Sanders

SUMMARY COMPENSATION TABLE

The table below summarizes the compensation paid to or earned by our Chief Executive Officer, our chief operating officer, our chief financial officer, and our next four highest paid executive officers for 2011, 2010 and 2009. We refer to such individuals in this proxy statement collectively as our named executive officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(8)	Total ($)
William D. Harvey Chief Executive Officer and Chairman of the Board of Directors	2011	$894,231	$0	$2,347,528	$0	$909,000	$2,175,000	$390,355	$6,716,114
	2010	$872,481	$0	$2,384,547	$0	$1,080,625	$403,922	$413,208	$5,154,783
	2009	$832,000	$0	$1,999,511	$0	$0	$147,000	$353,986	$3,332,497
Patricia L. Kampling President, Chief Operating Officer and Former Chief Financial Officer	2011	$500,000	$0	$782,482	$0	$328,250	$846,000	$74,152	$2,530,884
	2010	$403,212	$0	$630,329	$0	$422,500	$529,000	$70,236	$2,055,277
	2009	$294,769	$0	$425,945	$0	$0	$93,000	$42,368	$856,082
Thomas L. Hanson Vice President and Chief Financial Officer	2011	$322,900	$0	$464,541	$0	$216,514	$716,000	$50,055	$1,770,010
Thomas L. Aller Senior Vice President-Energy Resource Development	2011	$288,154	$0	$411,072	$0	$131,805	$250,000	$47,156	$1,128,187
	2010	$280,241	$0	$215,196	$0	$164,970	$170,000	$48,260	$878,667
	2009	$263,385	$0	$177,236	$0	$0	$151,000	$44,053	$635,674
John O. Larsen Senior Vice President-Generation (5)	2011	$301,500	$0	$220,182	$0	$137,032	$340,720	$42,218	$1,041,652
James H. Gallegos Vice President and General Counsel (6)	2011	$310,000	$0	$307,268	$0	$172,205	$4,000	$83,595	$877,068
Dundeana K. Doyle Former Senior Vice President-Energy Delivery (7)	2011	$204,474	$0	$212,824	$0	$88,294	$885,531	$340,300	$1,731,423
	2010	$279,658	$0	$214,699	$0	$164,619	$246,917	$59,675	$965,568
	2009	$262,800	$0	$176,901	$0	$0	$153,832	$56,821	$650,354

(1)	The amounts shown in this column include amounts deferred by the named executive officers in our Alliant Energy Deferred Compensation Plan Stock Account. See “Nonqualified Deferred Compensation.”

(2)

The amounts in this column reflect the aggregate grant date fair value of performance shares, performance contingent restricted stock, and time-based restricted stock granted pursuant to our 2002 Equity Incentive Plan (for 2009 and 2010 amounts) and our 2010 Omnibus Incentive Plan (for 2011 amounts), computed in accordance with Financial Accounting Standard’s Board Accounting Standards Codification Topic 718, or FASB ASC Topic 718.

A discussion of the assumptions used in calculating the award values may be found in Note 6(b) to our 2011 audited financial statements contained in our Annual Report on Form 10-K. For the performance shares, the fair value at the grant date is based upon the probable outcome of the performance conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures.

The 2011 grant date fair value reflected in this column for performance shares was $1,222,538 for Mr. Harvey; $407,498 for Ms. Kampling; $241,922 for Mr. Hanson; $110,286 for Mr. Aller; $114,666 for Mr. Larsen; $160,018 for Mr. Gallegos; and $110,834 for Ms. Doyle. The 2011 grant date fair value for performance shares at maximum would have been: $2,249,980 for Mr. Harvey; $749,968 for Ms. Kampling; $445,238 for Mr. Hanson; $202,973 for Mr. Aller; $211,033 for Mr. Larsen; $294,500 for Mr. Gallegos; and $203,980 for Ms. Doyle.

(3)	The 2011 amounts in this column represent cash amounts received by the executive officers under our MICP for services performed in 2011 that were paid in 2012.

(4)

The 2011 amounts in this column reflect (a) the actuarial increase in the present value of the named executive officers’ benefits under all pension plans established by us, determined using the assumptions and methods set forth in footnote

(3) to the Pension Benefits table below, which may include amounts that the named executive officer may not currently be entitled to receive because such amounts are not vested, and (b) amounts representing above market interest on nonqualified deferred compensation. The following represents the breakdown for 2011 for each of the change in pension value and the above market interest on nonqualified deferred compensation, respectively, for each named executive officer: $2,175,000/$0 for Mr. Harvey; $846,000/$0 for Ms. Kampling; $716,000/$0 for Mr. Hanson; $250,000/$0 for Mr. Aller; $340,000/$720 for Mr. Larsen; $4,000/$0 for Mr. Gallegos; and $878,000/$7,531 for Ms. Doyle. The change in pension value for Ms. Doyle includes the increased value of her Supplemental Retirement Plan. The changes in the actuarial present values of the named executive officers’ pension benefits do not constitute cash payments to the named executive officers.

(5)	Mr. Larsen was hired by the Company in 1987, but was not a named executive officer in 2009 or 2010.

(6)	Mr. Gallegos was hired by the Company in November 2010, but was not a named executive officer in 2010.

(7)	Ms. Doyle retired from the Company effective August 31, 2011.

(8)

None of the named executive officers received perquisites and other personal benefits in the aggregate amount of $10,000 or more in 2011. The table below shows the components of the compensation reflected under this column for 2011.

Name	Registrant Contributions to Defined Contribution Plans (a)	Life Insurance Premiums (b)	Tax Reimbursements (c)	Dividends (d)	Payments in Regard to Termination of Employment (e)
William D. Harvey	$55,115	$83,762	$22,965	$228,513	$0
Patricia L. Kampling	$25,000	$1,896	$0	$47,256	$0
Thomas L. Hanson	$24,688	$2,208	$0	$23,159	$0
Thomas L. Aller	$17,271	$3,032	$0	$26,853	$0
John O. Larsen	$23,197	$683	$0	$18,338	$0
James H. Gallegos	$77,594	$1,104	$0	$4,897	$0
Dundeana K. Doyle	$12,144	$10,117	$6,695	$19,944	$291,400

(a)	Matching contributions to the 401(k) Savings Plan and the Alliant Energy Deferred Compensation Plan, employer contributions based on age and service to the 401(k) Savings Plan accounts, employer defined contributions to the Excess Retirement Plan, and, in the case of Mr. Gallegos, employer contributions to the Defined Contribution Supplemental Retirement Plan.
(b)	All life insurance premiums.
(c)	Tax reimbursements for reverse split dollar life insurance.
(d)	Dividends earned in 2011 on unvested restricted stock.
(e)	Payments in connection with Ms. Doyle’s retirement from the Company. This amount does not include the lump sum payment made to Ms. Doyle in 2012 pursuant to her Supplemental Retirement Plan, as described in the Pension Benefits table.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding all incentive plan awards that we granted to our named executive officers in 2011.

Name	Grant Date		Committee Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock Awards(5)
				Threshold ($) 20%	Target ($) 100%	Maximum ($) 150%	Threshold (#) 50%	Target (#) 100%	Maximum (#) 200%
William D. Harvey	2/22/2011	(2)	2/8/2011				14,516	29,032	58,064	$1,222,538
	2/22/2011	(3)	2/8/2011					29,032		$1,124,990
			2/8/2011	$180,000	$900,000	$1,350,000
Patricia L. Kampling	2/22/2011	(2)	2/8/2011				4,839	9,677	19,354	$407,498
	2/22/2011	(3)	2/8/2011					9,677		$374,984
			2/8/2011	$65,000	$325,000	$487,500
Thomas L. Hanson	2/22/2011	(2)	2/8/2011				2,873	5,745	11,490	$241,922
	2/22/2011	(3)	2/8/2011					5,745		$222,619
			2/8/2011	$42,874	$214,370	$321,555
Thomas L. Aller	2/22/2011	(2)	2/8/2011				1,310	2,619	5,238	$110,286
	2/22/2011	(3)	2/8/2011					2,619		$101,486
	3/10/2011	(4)	3/10/2011					5,000		$199,300
			2/8/2011	$26,100	$130,500	$195,750
John O. Larsen	2/22/2011	(2)	2/8/2011				1,362	2,723	5,446	$114,666
	2/22/2011	(3)	2/8/2011					2,723		$105,516
			2/8/2011	$27,135	$135,675	$203,513
James H. Gallegos	2/22/2011	(2)	2/8/2011				1,900	3,800	7,600	$160,018
	2/22/2011	(3)	2/8/2011					3,800		$147,250
			2/8/2011	$34,100	$170,500	$255,750
Dundeana K. Doyle	2/22/2011	(2)	2/8/2011				1,316	2,632	5,264	$110,834
	2/22/2011	(3)	2/8/2011					2,632		$101,990
			2/8/2011	$26,226	$131,130	$196,695

(1)

The amounts shown represent the threshold, target and maximum awards that could have been earned by each of our named executive officers under our MICP for 2011 as described more fully under “Compensation Discussion and Analysis – Components of Executive Compensation Program – MICP Annual Incentives.” The threshold payment level under the MICP was 20% of the target amount. The maximum payment level under the MICP was 150% of the target amount. Payments earned for 2011 under the MICP are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)

The amounts shown represent the threshold, target and maximum amounts of performance shares that were awarded in 2011 to the named executive officers under our 2010 Omnibus Incentive Plan as described more fully under “Compensation Discussion and Analysis – Components of Executive Compensation Program – Long-Term Incentives.” The threshold amount is 50% of the target amount. The maximum amount is 200% of the target amount.

(3)

The amounts shown represent the number of shares of performance contingent restricted stock that were awarded in 2011 to the named executive officers under the 2010 Omnibus Incentive Plan as described more fully under “Compensation Discussion and Analysis – Components of Executive Compensation Program – Long-Term Incentives.” Performance contingent restricted stock awards granted in 2011 accumulate dividends on the same basis as shares of our common stock.

(4)

The amount shown represents the number of shares of restricted stock that were awarded in 2011 to the named executive officer under the 2010 Omnibus Incentive Plan as described more fully under “Compensation Discussion and Analysis – Components of Executive Compensation Program – Long-Term Incentives.” Restricted stock awards granted in 2011 accumulate dividends on the same basis as shares of our common stock.

(5)

The grant date fair value of each equity award was computed in accordance with FASB ASC Topic 718. For the performance shares, the fair value at the grant date is based upon the probable outcome of the performance conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date pursuant to FASB ASC Topic 718, excluding the effect of estimated forfeitures. For the performance shares, the grant date fair value, as determined by FASB ASC Topic 718, is $42.11. For the performance contingent restricted stock, the grant date fair value, as determined by the closing price of our common stock pursuant to the 2010 Omnibus Incentive Plan on February 22, 2011, is $38.75.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information on outstanding stock option awards and unvested stock awards held by our named executive officers on December 31, 2011.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
William D. Harvey	11,258		$25.93	2/9/2014
							31,412	$1,385,583	(3)
							107,098	$4,724,093	(4)
							40,718	$1,796,071	(5)
							67,194	$2,963,927	(6)
							36,223	$1,597,797	(7)
							58,064	$2,561,203	(8)
							29,955	$1,321,315	(9)
Patricia L. Kampling							2,290	$101,012	(3)
							22,814	$1,006,326	(4)
							8,674	$382,610	(5)
							17,762	$783,482	(6)
							9,575	$422,353	(7)
							19,354	$853,705	(8)
							9,985	$440,438	(9)
Thomas L. Hanson							2,620	$115,568	(3)
							8,936	$394,167	(4)
							3,397	$149,842	(5)
							5,760	$254,074	(6)
							3,105	$136,962	(7)
							11,490	$506,824	(8)
							5,928	$261,484	(9)
Thomas L. Aller	18,767		$24.90	1/2/2014
	2,887		$25.93	2/9/2014
							2,784	$122,802	(3)
							9,494	$418,780	(4)
							3,609	$159,193	(5)
							6,064	$267,483	(6)
							3,269	$144,196	(7)
							5,238	$231,048	(8)
							2,702	$119,185	(9)
					5,159	$227,563			(10)
John O. Larsen							2,052	$90,514	(3)
							8,694	$383,492	(4)
							3,305	$145,784	(5)
							5,946	$262,278	(6)
							3,205	$141,373	(7)
							5,446	$240,223	(8)
							2,810	$123,949	(9)
James H. Gallegos							7,600	$335,236	(8)
							3,921	$172,955	(9)
Dundeana K. Doyle							2,654	$117,068	(3	)(a)
							9,476	$417,986	(4	)(b)
							3,602	$158,884	(5	)(c)
							6,050	$266,866	(6	)(d)
							3,261	$143,843	(7	)(e)
							5,264	$232,195	(8	)(f)
							2,716	$119,803	(9	)(g)

(1)	The exercise price for all stock option grants is the fair market value of our common stock on the date of grant.

(2)	The values in this column are calculated by using the closing price of our common stock of $44.11 on December 30, 2011.

(3)

Performance contingent restricted stock granted on January 2, 2008. Vesting would have occurred if the performance criterion was met within 4 years. The values in the table include credited dividend equivalents. These shares were forfeited because the performance criteria was not met within 4 years.

(4)

Performance shares granted on February 26, 2009. Vesting occurs if the performance criterion is met in 3 years. The values in the table assume maximum level performance. These shares vested at 162.5% and are also reported in the Options Exercised and Stock Vested Table.

(5)	Performance contingent restricted stock granted on February 26, 2009. Vesting occurs if the performance criterion is met in 4 years. The values in the table include credited dividend equivalents.

(6)	Performance shares granted on February 22, 2010. Vesting occurs if the performance criterion is met in 3 years. The values in the table assume maximum level performance.

(7)

Performance contingent restricted stock granted on February 22, 2010. Vesting occurs if the performance criterion is met in 2, 3 or 4 years. The values in the table include credited dividend equivalents. These shares vested in 2 years and are also reported in the Options Exercised and Stock Vested Table.

(8)	Performance shares granted on February 22, 2011. Vesting occurs if the performance criterion is met in 3 years. The values in the table assume maximum level performance.

(9)

Performance contingent restricted stock granted on February 22, 2011. Vesting occurs if the performance criterion is met in 2, 3 or 4 years. The values in the table include credited dividend equivalents.

(10)

Time-based restricted stock granted on March 10, 2011. One-third of these shares will vest on each of the following dates: March 10, 2012, March 10, 2013, and March 10, 2014. The values in the table include credited dividend equivalents.

As a result of Ms. Doyle’s retirement, the awards listed above will be prorated pursuant to the terms of her performance contingent restricted stock agreements and performance share agreements as follows:

(a)	If the performance target would have been met, Ms. Doyle’s award would be prorated at 44/48 or 2,433 shares. The performance target was not met; therefore, these shares were forfeited.

(b)	If the performance target is met, Ms. Doyle’s award will be prorated at 32/36 or 4,212 shares.

(c)	If the performance target is met, Ms. Doyle’s award will be prorated at 32/48, or 2,401 shares.

(d)	If the performance target is met, Ms. Doyle’s award will be prorated at 20/36 or 1,681 shares.

(e)	Given the performance target was met, Ms. Doyle’s award will be prorated at 20/24 or 2,718 shares.

(f)	If the performance target is met, Ms. Doyle’s award will be prorated at 8/36 or 585 shares.

(g)	If the performance target is met, Ms. Doyle’s award will be prorated by a fraction, the numerator of which is 8 and the denominator of which is 24, 36, 48 depending on whether the performance target is met in 2, 3, or 4 years, respectively.

OPTION EXERCISES AND STOCK VESTED

The following table shows a summary of the stock options exercised by our named executive officers during 2011 and stock awards vested for the named executive officers during 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Long-Term Incentive Plan	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)(3)
William D. Harvey			Performance Shares	87,017	$3,864,860
			Performance Contingent Restricted Stock	36,605	$1,575,852
Patricia L. Kampling			Performance Shares	18,536	$823,276
			Performance Contingent Restricted Stock	9,676	$416,559
Thomas L. Hanson			Performance Shares	7,261	$322,497
			Performance Contingent Restricted Stock	3,138	$135,085
Thomas L. Aller	34,876	$686,267	Performance Shares	7,714	$342,617
			Performance Contingent Restricted Stock	3,303	$142,215
John O. Larsen			Performance Shares	7,064	$313,748
			Performance Contingent Restricted Stock	3,239	$139,447
James H. Gallegos			Performance Shares	0	$0
			Performance Contingent Restricted Stock	0	$0
Dundeana K. Doyle			Performance Shares	6,844	$303,976
			Performance Contingent Restricted Stock	2,747	$118,239

(1)

Reflects the amount calculated by multiplying the number of options exercised by the difference between the fair market value of our common stock on the exercise date and the exercise price of options.

(2)

Reflects an amount calculated by (i) multiplying the vested number of the performance shares by the fair market value of our common stock on January 3, 2012, (the date of the first business day following the completion of 2011) of $43.97, plus dividend equivalents on such shares, and (ii) by multiplying the number of vested shares of performance contingent restricted stock, plus accumulated dividends (including fractional amounts not shown), by the fair market value of our common stock on February 27, 2012, (the date of the Compensation Committee’s certification of the achievement of 2011 performance goals) of $43.05.

(3)

Executive officers receiving a payout of their performance shares for the performance period ending December 31, 2011 could elect to receive their award in cash, in shares of common stock, or partially in cash and partially in common stock. All of the named executive officers elected to receive their awards 100% in cash, except Ms. Kampling, who elected to receive her award 50% in cash and 50% in common stock.

PENSION BENEFITS

The table sets forth the number of years of credited service, the present value of accumulated benefits and payments during 2011 for each of our named executive officers under the Alliant Energy Cash Balance Pension Plan, the Excess Retirement Plan, and the defined benefit Supplemental Retirement Plan, or DB SRP, which are each described below. The disclosed amounts are estimates only and do not necessarily reflect the actual amounts that will be paid to our named executive officers, which will only be known at the time that they become eligible for payment.

Name	Plan Name	Number of Years Credited Service (#)(2)	Present Value of Accumulated Benefit ($)(3)		Payments During 2011 ($)
William D. Harvey	Cash Balance Plan	21.0	$906,000		$0
	Excess Plan	24.4	$2,704,000		$0
	DB SRP	24.4	$8,987,000		$0
		Total	$12,597,000		$0
Patricia L. Kampling	Cash Balance Plan	2.9	$47,000		$0
	Excess Plan	6.3	$34,000		$0
	DB SRP	6.3	$1,558,000		$0
		Total	$1,639,000		$0
Thomas L. Hanson	Cash Balance Plan	27.1	$803,000		$0
	Excess Plan	30.5	$110,000		$0
	DB SRP	30.5	$1,040,000		$0
		Total	$1,953,000		$0
Thomas L. Aller	Cash Balance Plan	15.2	$188,000		$0
	Excess Plan	18.7	$37,000		$0
	DB SRP	18.7	$1,925,000		$0
		Total	$2,150,000		$0
John O. Larsen	Cash Balance Plan	20.5	$287,000		$0
	Excess Plan	23.9	$45,000		$0
	DB SRP	23.9	$567,000		$0
		Total	$899,000		$0
James H. Gallegos(1)	Cash Balance Plan	N/A	N/A		$0
	Excess Plan	1.2	$4,000		$0
	DB SRP	N/A	N/A		$0
		Total	$4,000		$0
Dundeana K. Doyle	Cash Balance Plan	23.7	$524,000		$0
	Excess Plan	26.7	$39,000		$0
	DB SRP	26.7	$1,523,000	(4)	$0
		Total	$2,086,000		$0

(1)

Based on his hire date, Mr. Gallegos is not eligible for the Cash Balance Pension Plan or the DB SRP. He is eligible for a defined contribution SRP benefit (DC SRP) and Excess Retirement Plan. The employer contribution to the DC SRP is included in Summary Compensation Table under “All Other Compensation.”

(2)	Years of credited service for the Cash Balance Plan are less than the actual years of service of the officer because the Cash Balance Plan was frozen in August 2008.

(3)

The following assumptions, among others, were used to calculate the present value of accumulated benefits: that the participant retires at age 62; that the benefit calculation date is December 31, 2011, consistent with our accounting measurement date for financial statement reporting purposes; that the discount rate is 4.70% (compared to 5.35% for 2010); that the post-retirement mortality assumption is based on the RP-2000 table with white collar adjustment and a 12-year projection using Scale AA; that the form of payment is 70% lump sum and 30% annuity; and, for participants who are not yet eligible to retire with a SRP benefit, that the target benefit has been prorated over an executive’s service career until benefit eligibility date.

(4)

In connection with her retirement, the Company amended the terms of the DB SRP in order to accelerate the vesting of Ms. Doyle’s supplemental benefits at age 53.5, instead of age 55. Ms. Doyle’s actual balance in the DB SRP was paid to her in lump sum on March 1, 2012, six months following her retirement date of August 31, 2011, in compliance with Section 409A of the tax code. The amount shown in the table above is the actuarial value of her DB SRP on December 31, 2011, which is different from the actual balance paid on March 1, 2012.

Alliant Energy Cash Balance Pension Plan — A portion of our salaried employees, including our named executive officers, are eligible to participate in the Alliant Energy Cash Balance Pension Plan, or Pension Plan, that we maintain. The Pension Plan bases a participant’s defined benefit pension on the value of a hypothetical account balance. For individuals participating in the Pension Plan as of August 1, 1998, a starting account balance was created equal to the present value of the benefit accrued as of December 31, 1997, under the applicable prior benefit formula. In addition, such individuals received a special one-time transition credit amount equal to a specified percentage varying with age multiplied by credited service and pay. For 1998 through August 2, 2008, a participant received annual credits to the account equal to 5% of base pay (including certain incentive payments, pre-tax deferrals and other items). For 1998 through 2008, a participant also received an interest credit on all prior accruals equal to 4%, plus a potential share of the gain on the investment return on Pension Plan assets for the year. We amended the Pension Plan’s interest crediting rate for 2009 and future years. The new interest crediting rate will be equal to the annual percentage change in the consumer price index, as of October each year, plus 3%.

All of our named executive officers, with the exception of Ms. Kampling and Mr. Gallegos, are “grandfathered” under the applicable prior plan benefit formula. Mr. Gallegos is not eligible for the Pension Plan. For Messrs. Harvey, Hanson, Larsen and Ms. Doyle, estimated benefits under the applicable prior plan benefit formula are expected to be higher than under the Pension Plan formula, utilizing current assumptions. Mr. Aller’s benefits under the applicable prior plan are less than the benefits under the Pension Plan. Therefore, the benefits for all of our named executive officers participating in the Pension Plan, with the exception of Ms. Kampling and Mr. Aller, would currently be determined under the applicable prior plan benefit formula. To the extent benefits under the Pension Plan are limited by tax law, any excess will be paid under the Excess Retirement Plan described below. Pension Plan accruals ceased as of August 2, 2008. This “freeze” applies to both the 5% of base pay annual credits to the hypothetical account balance and to the grandfathered prior plan formulas. Subsequent to August 2, 2008, active participants receive enhanced benefits under the Alliant Energy 401(k) Savings Plan.

WPL Plan A Prior Formula. One of the applicable prior plan formulas provided retirement income based on years of credited service and final average compensation for the 36 highest consecutive months, with a reduction for Social Security offset. Mr. Harvey and Mr. Hanson are covered by this prior formula.

For purposes of the Pension Plan, compensation means payment for services rendered, including vacation and sick pay, and is substantially equivalent to the salary amounts reported in the Summary Compensation Table. Pension Plan benefits depend upon length of Pension Plan service (up to a maximum of 30 years), age at retirement and amount of compensation (determined in accordance with the Pension Plan and subject to the limit in the tax code) and are reduced by up to 50% of Social Security benefits. The general formula is (i) 55% of final average compensation less 50% of Social Security benefits, the difference multiplied by (ii) a fraction not greater than 1, the numerator of which is the number of years of credit and the denominator of which is 30. This formula provides the basic benefit payable for the life of the participant. If the participant receives an alternative form of payment, then the monthly benefit would be reduced accordingly.

Mr. Harvey retired effective March 31, 2012. Mr. Harvey is eligible for an unreduced pension benefit because he is over age 62. Mr. Hanson is eligible for early retirement because he is over age 55. For each year Mr. Hanson would choose to retire and commence benefits prior to age 62, his benefits would be reduced by 5% per year. If benefits commence at or after age 62, there would be no reduction for early commencement prior to the normal retirement age of 65.

IES Industries Pension Plan Prior Formula. Another applicable prior plan formula applies to Ms. Doyle and Mr. Larsen. This formula provides retirement income based on years of service, final average compensation and Social Security covered compensation. Technically, this formula also applies to Mr. Aller, but his prior plan formula benefit is frozen in the annual amount of $7,607 payable at age 65; therefore, the Cash Balance Pension Plan formula is expected to provide him with a greater benefit.

The benefit formula for Ms. Doyle and Mr. Larsen for service until the August 2, 2008, freeze date is generally the benefit they had accrued under an old formula in existence prior to 1988 plus (i) 1.05% of average monthly compensation for years of service not in excess of 35, plus (ii) 0.50% of average monthly compensation in excess of Social Security covered compensation for years of service not in excess of 35, plus (iii) 1.38% of average monthly compensation for years of service in excess of 35. Compensation generally is the salary amount reported in the Summary Compensation Table (subject to limit in the tax code), with the final average compensation being calculated based on the three highest calendar years of such pay. The formula provides the basic benefit payable for the life of the participant. If the participant receives an alternative form of payment, then the monthly benefit would be reduced accordingly. Ms. Doyle and Mr. Larsen are eligible for early retirement benefits because they have 15 years of service or more. Unreduced benefits are available at age 62. Benefits that commence prior to age 62 are reduced by a reduction factor of not less than 5% per year.

Excess Retirement Plan — We maintain an unfunded Excess Retirement Plan that provides funds for payment of retirement benefits above the limitations on payments from qualified pension plans in those cases where an employee’s retirement benefits exceed the qualified plan limits. The Excess Retirement Plan provides an amount equal to the difference between the actual pension benefit payable under the Pension Plan and our actual contributions based on age and service to the Alliant Energy 401(k) Savings Plan and what such benefits and contributions would be if calculated without regard to any limitation imposed by the Code on pension benefits or covered compensation.

Supplemental Retirement Plan — We maintain an unfunded Defined Benefit Supplemental Retirement Plan, or DB SRP, to provide incentive for key executives to remain in our service by providing additional compensation that is payable only if the executive remains with us until retirement, disability or death. While the DB SRP provides different levels of benefits depending on the executive covered, this summary reflects the terms applicable to all of our named executive officers. Participants in the DB SRP must be approved by the Compensation and Personnel Committee. The DB SRP was discontinued in 2008. Executives hired after 2008, such as Mr. Gallegos, participate in the DC SRP.

For Mr. Harvey, the DB SRP provides for payments of 60% of the participant’s average annual earnings (base salary and bonus) for the highest paid three consecutive years out of the last 10 years of the participant’s employment reduced by the sum of benefits payable to the officer from the officer’s defined benefit plan, the company contributions based on age and service to the Alliant Energy Corporation 401(k) Savings Plan, and the Excess Retirement Plan. Mr. Harvey qualifies for an unreduced benefit since he meets the normal retirement requirement of age 62 with at least 10 years of service. Payment of benefits under the DB SRP commences six months after the participant’s retirement. Mr. Harvey has elected to receive the benefit in the form of a lump sum.

For Ms. Kampling, Messrs. Hanson, Aller and Larsen, the DB SRP provides for payments of 50% of the participant’s average annual earnings (base salary and bonus) for the highest paid three consecutive years out of the last 10 years of the participant’s employment reduced by the sum of benefits payable to the officer from the officer’s defined benefit plan, the company contributions based on age and service to the Alliant Energy Corporation 401(k) Savings Plan, and the unfunded Excess Retirement Plan. The normal retirement date under the DB SRP is age 62 with at least 10 years of service and early retirement is at age 55 with at least 10 years of service and five or more years of continuous DB SRP employment, which age and service requirements Mr. Aller has already satisfied. If a participant retires prior to age 62, the 50% payment under the DB SRP is reduced by approximately 5% per year for each year the participant’s retirement date precedes his/her normal retirement date. Payment of benefits under the DB SRP commences six months after the participant’s retirement. At the timely election of the participant, benefits under the DB SRP will be made in a lump sum, in annual installments over a period of five years, or in monthly installments for 18 years. Participants made their elections in December 2008. Participants may change their form of payment once, provided that the new election is made at least 12 months prior to their retirement. If such an election is made, benefits under the DB SRP will not be paid for five years after they otherwise would have been.

For Messrs. Hanson, Aller, and Larsen and Ms. Kampling, if the monthly benefit is selected, and in either case the participant dies prior to receiving 12 years of payments, payments continue to any surviving spouse or dependent children, payable for the remainder of the 12 year period. In each case, if the five annual installments benefit is selected and the participant dies prior to receiving five annual payments, payments will continue to any surviving spouse or dependent children, payable for the remainder of the five-year period. If the participant dies while still employed by us, the designated beneficiary shall receive a lump sum equal to the discounted value of retirement benefits for 12 years.

For Ms. Doyle, the DB SRP provided for payments of 60% of the participant’s average annual earnings (base salary and bonus) for the highest paid three consecutive years out of the last 10 years of the participant’s employment reduced by the sum of benefits payable to the officer from the officer’s defined benefit plan, the company contributions based on age and service to the Alliant Energy Corporation 401(k) Savings Plan, and the Excess Retirement Plan. The normal retirement date under the DB SRP is age 62. In 2011, Ms. Doyle’s DB SRP was amended to vest payment when Ms. Doyle reached age 53.5. As a result, Ms. Doyle was vested when she retired in August 2011 and received a payment of $1,534,513 on March 1, 2012, or six months after her retirement date. Since Ms. Doyle retired in 2011, prior to reaching age 62, the 60% payment under the DB SRP was reduced by 3% per year for each year that her retirement date preceded her normal retirement date. Payment of benefits under the DB SRP commences six months after the participant’s retirement. Ms. Doyle elected to receive her benefit in the form of a lump sum. For Mr. Harvey and Ms. Doyle, a post-retirement death benefit of one times the participant’s final average earnings at the time of retirement will be paid to the designated beneficiary in addition to the continuation of benefit payments as described above.

NONQUALIFIED DEFERRED COMPENSATION

The table below sets forth certain information as of December 31, 2011, for each of our named executive officers with respect to the Alliant Energy Deferred Compensation Plan, which is described below.

Name	Executive Contributions in 2011 ($)(1)	Registrant Contributions in 2011 ($)(2)	Aggregate Earnings in 2011 ($)(3)	Aggregate Withdrawals/ Distributions in 2011 ($)(4)	Aggregate Balance as of December 31, 2011 ($)
William D. Harvey	$0	$27,952	$593,146	$0	$5,849,607
Patricia L. Kampling	$0	$7,613	$14,072	$0	$70,960
Thomas L. Hanson	$9,618	$2,705	$43,200	$0	$357,804
Thomas L. Aller	$0	$0	$79,579	$0	$460,777
John O. Larsen	$33,165	$4,337	$66,194	$0	$508,630
James H. Gallegos	$24,800	$0	$318	$0	$25,118
Dundeana K. Doyle	$0	$0	$97,755	$173,133	$419,936

(1)	The amounts reported are also reported under the “Salary” or “Non-Equity Incentive Plan Compensation” headings in the Summary Compensation Table.

(2)	The amounts reported in this column are also reported under the “All Other Compensation” heading in the Summary Compensation Table.

(3)

The following portion of the amount reported in this column, which represents above-market interest on deferred compensation, was reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” heading in the Summary Compensation Table, Mr. Larsen – $720; and Ms. Doyle – $7,531.

(4)	Ms. Doyle received a payment for the value of her frozen IES Deferred Compensation Plan benefit in November 2011.

We maintain the Alliant Energy Deferred Compensation Plan (AEDCP), under which participants, including our named executive officers, may defer up to 100% of base salary and annual incentive compensation. Participants who have made the maximum allowed contribution to the Alliant Energy Corporation 401(k) Savings Plan may receive an additional credit to the AEDCP. The credit made in January 2011 was equal to 50% of (a), minus (b), where:

(a) equals the lesser of (i) 8% of base salary for the Plan Year or (ii) the sum of the amounts (if any) contributed by the participant to the Alliant Energy Corporation 401(k) Savings Plan during the applicable year that were eligible for matching contributions under the Alliant Energy Corporation 401(k) Savings Plan, plus the amounts deferred by the participant during the applicable year under the AEDCP; and

(b) equals the amount of any matching contributions under the Alliant Energy Corporation 401(k) Savings Plan on behalf of the participant for the applicable year.

The participant may elect to have his or her deferrals credited to an Interest Account, Equity Account, Company Stock Account or beginning in 2011, a Mutual Fund Account. Deferrals and matching contributions to the Interest Account receive an annual return based on the 10-year Treasury Bond Rate plus 1.50% as established by the Federal Reserve. Deferrals and matching contributions credited to the Equity Account are treated as invested in an S&P 500 index fund. Deferrals and matching contributions credited to the Mutual Fund Account are treated as invested in a mutual fund or other investment vehicle offered under the Alliant Energy Corporation 401(k) Savings Plan as selected by our Investment Committee. Deferrals and matching contributions credited to the Company Stock Account are treated as though invested in our common stock and are credited with dividend equivalents, which are treated as if reinvested. The shares of common stock identified as obligations under the AEDCP are held in a rabbi trust. Payments from the AEDCP due to death or retirement may be made in a lump sum or in annual installments for up to 10 years at the election of the participant. Payments from the AEDCP for any reason other than death or retirement are made in a lump sum. Participants are selected by our Chief Executive Officer. All of our named executive officers are participants in the AEDCP.

We maintain a frozen legacy deferred compensation plan, the IES Deferred Compensation Plan, in which Ms. Doyle and Mr. Larsen maintain a frozen account. An interest credit is provided for the balance in the account at a rate of 11% for the balance in the account prior to July 1, 1993 and 9% on the remainder of the account. This plan was frozen on April 21, 1998, and no amounts have been deferred to the account since then. Ms. Doyle received a lump sum distribution of her frozen legacy IES Deferred Compensation Plan account because of her termination of employment in August 2011. Payment was made in November 2011.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following tables describe potential payments and benefits under our compensation and benefit plans, and arrangements to which our named executive officers would be entitled upon termination of employment or change in control of our company. The estimated amount of compensation payable to each of our named executive officers in each situation is listed in the tables below assuming that the termination and/or change in control of our company occurred at December 30, 2011, and that our common stock is valued at $44.11, which was the closing market price for our common stock on December 30, 2011. The actual amount of payments and benefits can only be determined at the time of such a termination or change in control and therefore the actual amounts will vary from the estimated amounts in the tables below. Descriptions of the circumstances that would trigger payments or benefits to our named executive officers, how such payments and benefits are determined under the circumstances, material conditions and obligations applicable to the receipt of payments or benefits and other material factors regarding such agreements and plans, as well as other material assumptions that we have made in calculating the estimated compensation, follow these tables. Information regarding potential payments to Ms. Doyle is not provided due to her retirement in August 2011.

William D. Harvey	Death	Disability	Involuntary Termination Without Cause	Retirement	Change in Control and Termination Without Cause or for Good Reason	Change in Control Without Termination
Triggered Payouts
Cash Termination Payment	$0	$0	$900,000	$0	$5,941,875	$0
Life, Medical, Dental Insurance Continuation	$0	$0	$5,958	$0	$287,037	$0
Lump Sum SRP	$0	$0	$0	$0	$0	$0
Unvested Stock Options	$0	$0	$0	$0	$0	$0
Unvested Restricted Stock	$0	$0	$0	$0	$0	$0
Unearned Performance Contingent Restricted Stock	$2,852,689	$2,852,689	$2,852,689	$2,852,689	$2,852,689	$2,852,689
Unearned Performance Shares	$1,414,843	$1,414,843	$1,414,843	$1,414,843	$1,414,843	$1,414,843
Outplacement Services	$0	$0	$10,000	$0	$90,000	$0
Tax Preparation Assistance	$0	$0	$0	$0	$0	$0
Legal and Accounting Advisor Services	$0	$0	$0	$0	$10,000	$0
Excise Tax Gross Up	n/a	n/a	n/a	n/a	$4,374,685	n/a
Life Insurance Proceeds	$2,974,390	$0	$0	$0	$0	$0
Total Pre-Tax Benefit	$7,241,922	$4,267,532	$5,183,490	$4,267,532	$14,971,129	$4,267,532

Patricia L. Kampling	Death	Disability	Involuntary Termination Without Cause	Retirement	Change in Control and Termination Without Cause or for Good Reason	Change in Control Without Termination
Triggered Payouts
Cash Termination Payment	$0	$0	$500,000	$0	$2,767,500	$0
Life, Medical, Dental Insurance Continuation	$0	$0	$9,220	$0	$61,005	$0
Lump Sum SRP	$0	$0	$0	$0	$1,324,000	$0
Unvested Stock Options	$0	$0	$0	$0	$0	$0
Unvested Restricted Stock	$0	$0	$0	$0	$0	$0
Unearned Performance Contingent Restricted Stock	$715,339	$715,339	$715,339	$715,339	$715,339	$715,339
Unearned Performance Shares	$403,445	$403,445	$403,445	$403,445	$403,445	$403,445
Outplacement Services	$0	$0	$10,000	$0	$50,000	$0
Tax Preparation Assistance	$0	$0	$0	$0	$0	$0
Legal and Accounting Advisor Services	$0	$0	$0	$0	$10,000	$0
Excise Tax Cut Back	n/a	n/a	n/a	n/a	n/a	n/a
Life Insurance Proceeds	$0	$0	$0	$0	$0	$0
Total Pre-Tax Benefit	$1,118,784	$1,118,784	$1,638,004	$1,118,784	$5,331,289	$1,118,784

Thomas L. Hanson	Death	Disability	Involuntary Termination Without Cause	Retirement	Change in Control and Termination Without Cause or for Good Reason	Change in Control Without Termination
Triggered Payments
Cash Termination Payment	$0	$0	$329,800	$0	$1,088,340	$0
Life, Medical, Dental Insurance Continuation	$0	$0	$5,958	$0	$28,250	$0
Lump Sum SRP	$0	$0	$0	$0	$0	$0
Unvested Stock Options	$0	$0	$0	$0	$0	$0
Unvested Restricted Stock	$0	$0	$0	$0	$0	$0
Unearned Performance Contingent Restricted Stock	$290,850	$290,850	$290,850	$290,850	$290,850	$290,850
Unearned Performance Shares	$169,162	$169,162	$169,162	$169,162	$169,162	$169,162
Outplacement Services	$0	$0	$10,000	$0	$32,980	$0
Tax Preparation Assistance	$0	$0	$0	$0	$0	$0
Legal and Accounting Advisor Services	$0	$0	$0	$0	$10,000	$0
Excise Tax Cut Back	n/a	n/a	n/a	n/a	($166,191)	n/a
Life Insurance Proceeds	$0	$0	$0	$0	$0	$0
Total Pre-Tax Benefit	$460,012	$460,012	$805,770	$460,012	$1,453,391	$460,012

Thomas L. Aller	Death	Disability	Involuntary Termination Without Cause	Retirement	Change in Control and Termination Without Cause or for Good Reason	Change in Control Without Termination
Triggered Payouts
Cash Termination Payment	$0	$0	$290,000	$0	$909,940	$0
Life, Medical, Dental Insurance Continuation	$0	$0	$5,958	$0	$29,898	$0
Lump Sum SRP	$0	$0	$0	$0	$0	$0
Unvested Stock Options	$0	$0	$0	$0	$0	$0
Unvested Restricted Stock	$227,563	$227,563	$227,563	$0	$227,563	$227,563
Unearned Performance Contingent Restricted Stock	$255,254	$255,254	$255,254	$255,254	$255,254	$255,254
Unearned Performance Shares	$127,669	$127,669	$127,669	$127,669	$127,669	$127,669
Outplacement Services	$0	$0	$10,000	$0	$29,000	$0
Tax Preparation Assistance	$0	$0	$0	$0	$0	$0
Legal and Accounting Advisor Services	$0	$0	$0	$0	$10,000	$0
Excise Tax Cut Back	n/a	n/a	n/a	n/a	n/a	n/a
Life Insurance Proceeds	$0	$0	$0	$0	$0	$0
Total Pre-Tax Benefit	$610,486	$610,486	$916,444	$382,923	$1,589,324	$610,486

John O. Larsen	Death	Disability	Involuntary Termination Without Cause	Retirement	Change in Control and Termination Without Cause or for Good Reason	Change in Control Without Termination
Triggered Payouts
Cash Termination Payment	$0	$0	$301,500	$0	$955,756	$0
Life, Medical, Dental Insurance Continuation	$0	$0	$9,220	$0	$38,244	$0
Lump Sum SRP	$0	$0	$0	$0	$965,000	$0
Unvested Stock Options	$0	$0	$0	$0	$0	$0
Unvested Restricted Stock	$0	$0	$0	$0	$0	$0
Unearned Performance Contingent Restricted Stock	$244,902	$244,902	$244,902	$244,902	$244,902	$244,902
Unearned Performance Shares	$127,463	$127,463	$127,463	$127,463	$127,463	$127,463
Outplacement Services	$0	$0	$10,000	$0	$30,150	$0
Tax Preparation Assistance	$0	$0	$0	$0	$0	$0
Legal and Accounting Advisor Services	$0	$0	$0	$0	$10,000	$0
Excise Tax Cut Back	n/a	n/a	n/a	n/a	($1,065,378)	n/a
Life Insurance Proceeds	$0	$0	$0	$0	$0	$0
Total Pre-Tax Benefit	$372,365	$372,365	$693,085	$372,365	$1,306,137	$372,365

James H. Gallegos	Death	Disability	Involuntary Termination Without Cause	Retirement	Change in Control and Termination Without Cause or for Good Reason	Change in Control Without Termination
Triggered Payouts
Cash Termination Payment	$0	$0	$310,000	$0	$961,000	$0
Life, Medical, Dental Insurance Continuation	$0	$0	$11,445	$0	$47,988	$0
Lump Sum SRP	$0	$0	$0	$0	$65,000	$0
Unvested Stock Options	$0	$0	$0	$0	$0	$0
Unvested Restricted Stock	$0	$0	$0	$0	$0	$0
Unearned Performance Contingent Restricted Stock	$57,652	$57,652	$57,652	$57,652	$57,652	$57,652
Unearned Performance Shares	$55,873	$55,873	$55,873	$55,873	$55,873	$55,873
Outplacement Services	$0	$0	$10,000	$0	$31,000	$0
Tax Preparation Assistance	$0	$0	$0	$0	$0	$0
Legal and Accounting Advisor Services	$0	$0	$0	$0	$10,000	$0
Excise Tax Cut Back	n/a	n/a	n/a	n/a	($199,630)	n/a
Life Insurance Proceeds	$0	$0	$0	$0	$0	$0
Total Pre-Tax Benefit	$113,525	$113,525	$444,970	$113,525	$1,028,883	$113,525

Change in Control Agreements

We currently have in effect Key Executive Employment and Severance Agreements (KEESAs), with all our executive officers, including our named executive officers, and certain of our key employees, except Ms. Doyle, who retired on August 31, 2011. The KEESAs provide that each executive officer who is a party thereto is entitled to benefits if, within a period of up to three years (in the case of Mr. Harvey and Ms. Kampling), or two years (in the case of Messrs. Hanson, Aller, Larsen, and Gallegos) after a change in control of our company (as defined below), the officer’s employment is ended through (a) termination by us, other than by reason of death or disability or for cause (as defined below), or (b) termination by the officer for good reason (as defined below).

The KEESAs provide the following benefits, each of which are reflected in the tables above assuming the maximum potential amounts payable pursuant to the terms of the KEESAs:

•	reimbursement for up to 10% of the officer’s annual base salary for outplacement services;

•

continuation of life, medical and dental insurance coverage for up to three years (in the case of Mr. Harvey and Ms. Kampling) or two years (in the case of Messrs. Hanson, Aller, Larsen, and Gallegos);

•

full vesting of the officer’s accrued benefit under any SRP, and in any defined contribution retirement plan and deemed satisfaction of any minimum years of service requirement under the SRP (the amounts shown in the tables above assume a lump sum form of payment under the SRP using the 2011 lump sum interest rate of 2.79% and a single life annuity or lump sum payment under our qualified Cash Balance Pension Plan and nonqualified Excess Plan), provided that the SRP benefit will not be received until the executive officer reaches age 55;

•	full vesting of any time-based restricted stock and stock options;

•	payment at target of all performance plan awards pursuant to any long-term incentive plan on a pro rata basis unless the award cycle has been in effect less than six months;

•

a cash termination payment of up to three times (in the case of Mr. Harvey and Ms. Kampling), or two times (in the case of Messrs. Hanson, Aller, Larsen, and Gallegos) the sum of the officer’s annual base salary and the greater of the officer’s target bonus for the year in which the termination date occurs, or the officer’s bonus in the year prior to the change in control; and

•	reimbursement for up to $10,000 in legal or accounting advisor fees.

In addition, the KEESA for Mr. Harvey provided that if the aggregate payments under the KEESA, or otherwise, are an “excess parachute payment” for purposes of the Internal Revenue Code, then we will pay the officer the amount necessary to offset the 20% excise tax imposed by the Internal Revenue Code and any additional taxes on this payment. In determining the amount of the excise tax gross-up included in the tables above, we made the following material assumptions: a Section 280G excise tax rate of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate and a 7.75% state income tax rate; the calculation also assumes that we would pay 18 months of COBRA coverage, the performance period for outstanding performance contingent restricted stock would be two years, and that we can prove that the awards of performance contingent restricted stock and performance shares in 2011 were not made in connection with or contemplation of a change of control of our company. Furthermore, it is assumed that no value will be attributed to reasonable compensation under any non-competition agreement. At the time of any change in control, a value may be so attributed, which would result in a reduction of amounts subject to the excise tax. The KEESA for Ms. Kampling provides that if any portion of the benefits under the KEESA, or under any other agreement, would constitute an excess parachute payment for purposes of the Internal Revenue Code, she may either receive the better of either a payment $1 less than the maximum amount she may receive without becoming subject to the 20% excise tax, or receive the fully calculated payment subject to applicable excise taxes, for which she would be personally responsible. For Ms. Kampling, the potential payment and benefit amounts shown in the table above assume she receives the full payment under the KEESA without giving effect to the cutback provision. The KEESAs for Messrs. Hanson, Aller, Larsen, and Gallegos, provide that if the aggregate payments under the KEESA, or otherwise, are an “excess parachute payment,” then the payments will be reduced so that the officer will be entitled to receive $1 less than the maximum amount that the officer could receive without becoming subject to the 20% excise tax, or which we may pay without loss of deduction under the Internal Revenue Code. For Messrs. Hanson, Aller, Larsen, and Gallegos, the potential payment and benefit amounts shown in the tables above reflect this cutback provision from their KEESAs.

In consideration of the KEESA benefits, the executive officer agrees not to compete with us for a period of one year after the executive officer leaves us and to keep in confidence any proprietary information or confidential information for a period of five years after the executive officer leaves us. Both of these conditions can be waived in writing by our Board of Directors.

Under the KEESAs, a “change in control” is deemed to have occurred if:

•	any person is or becomes the beneficial owner of securities representing 20% or more of our outstanding shares of common stock or combined voting power;

•	there is a change in the composition of our Board of Directors that is not approved by at least two-thirds of the existing directors;

•

our shareowners approve a merger, consolidation or share exchange with any other corporation (or the issuance of voting securities in connection with a merger, consolidation or share exchange) in which our shareowners control less than 50% of combined voting power after the merger, consolidation or share exchange; or

•	our shareowners approve of a plan of complete liquidation or dissolution or an agreement for the sale or disposition by us of all or substantially all of our assets.

Under the KEESAs, the term “cause” means:

•	engaging in intentional conduct that causes us demonstrable and serious financial injury;

•	conviction of a felony that substantially impairs the officer’s ability to perform duties or responsibilities; or

•	continuing willful and unreasonable refusal by an officer to perform duties or responsibilities.

Under the KEESAs, the term “good reason” means:

•	a material breach of the agreement by us;

•	a material diminution in the officer’s base compensation;

•	a material diminution in the officer’s authority, duties, or responsibilities, including a material diminution in the budget over which he or she retains authority; or

•

a material diminution in the authority, duties, or responsibilities of the supervisor to whom the officer is required to report, including a requirement that he or she report to a corporate officer or employee instead of reporting directly to the board of directors.

Stock Option Agreements

The agreements under which we have awarded stock options to our executive officers provide that:

•	if the officer’s employment is terminated by reason of death or disability, then the options will remain exercisable for twelve months after such termination;

•

if the officer’s employment is terminated by reason of retirement after satisfying the minimum requirements for early retirement under the Alliant Energy Cash Balance Pension Plan, then the options may be exercised for three years after such termination; and

•

upon a change in control of our company, which is defined in the same manner as under the KEESAs, the options will immediately vest and become exercisable, though all outstanding options have already vested.

The tables above include the amounts by which the closing price of our common stock on December 30, 2011, exceeds the exercise price for unvested options held by our named executive officers. As of December 30, 2011, all stock options held by our named executive officers were fully vested.

Restricted Stock Agreement

The agreement under which we have awarded restricted stock to Mr. Aller provides that the forfeiture restrictions on such restricted stock will immediately lapse upon:

•	a change in control of our company, which is defined in the same manner as under the KEESAs;

•	the termination of the officer’s employment by reason of death or disability; and

•

involuntary termination of the officer’s employment without cause (which means embezzlement of company funds, fraud, actions made in bad faith which cause harm to the company, or willful and unreasonable refusal to perform his duties).

The shares shall be forfeited if Mr. Aller retires prior to December 31, 2012. The tables above include the amounts attributable to unvested restricted stock held by Mr. Aller valued at the closing price of our common stock on December 30, 2011.

Performance Contingent Restricted Stock Agreements and Performance Share Agreements

The agreements under which we have awarded performance contingent restricted stock and performance shares to our executive officers provide that:

•

if the performance contingency under the award is satisfied and if the officer’s employment is terminated by reason of death, disability, involuntary termination without cause (which means embezzlement of company funds, fraud, actions made in bad faith which cause harm to the company, or willful and unreasonable refusal to perform assigned duties), or retirement (which means after the officer has reached age 55 with 10 years of service), then the officer will be entitled to a prorated number of shares based on the ratio of the number of months the officer was employed during the performance period to the total number of months in the performance period; and

•

if there is a change in control of our company, which is defined in the same manner as under the KEESAs, at least 180 days after the date of the award, then the officer will be entitled to a prorated number of shares based on the ratio of the number of months the officer was employed during the performance period up to the change in control, up to 48.

The tables above include the amounts attributable to the pro rata shares that would be received by our named executive officers valued at the closing price of our common stock on December 30, 2011, assuming, in the case of a termination by reason of death, disability, involuntary termination without cause, or retirement, that the applicable performance contingency was satisfied.

Executive Severance Plan

We also maintain a general executive severance plan for our executive officers that applies when the officer’s position is eliminated or significantly altered by us. The plan provides for a minimum level of severance pay equal to one times base salary, payment of prorated incentive compensation as within the discretion of the Chief Executive Officer, up to 18 months of COBRA coverage, or to the extent eligible, retiree medical coverage, six months of either are paid by us, outplacement services and/or tuition reimbursement of up to $10,000, and access to our employee assistance program. Eligibility for benefits under this plan is conditioned upon the executive executing a severance agreement and release form. All executive severance packages are approved by the Compensation and Personnel Committee.

Life Insurance Proceeds

The amounts shown in the tables above reflect proceeds to be paid to the executive officer’s beneficiaries pursuant to life insurance policies we offer that are not otherwise available to all employees (i.e., split dollar and/or reverse split dollar policies, as applicable).

Pension Plans

The tables above do not include any amounts for the Pension Plan or the Excess Retirement Plan because these plans are not impacted by the nature of the termination of employment nor whether or not there has been a change in control of our company. The tables above also do not include any amounts for the SRP other than in the event of a termination after a change in control because that plan is not impacted by the nature of the termination of employment unless there has been a change in control of our company, in which case the benefits under the SRP may be enhanced under the KEESA as described above under “Change in Control Agreements.”

Compensation Committee Risk Assessment

In December 2011, the Compensation and Personnel Committee undertook an assessment of our general compensation policies and practices for all employees, including our non-regulated businesses, to evaluate whether risks arising from these policies and practices were reasonably likely to have a material adverse effect on us. The Committee did not recommend or implement any material changes in 2011 as a result of its assessment, but has identified or implemented the following features of our policies and practices that it believes serve to mitigate any risks arising from our compensation policies and practices:

•	use of a mix of short-term and long-term incentive awards to provide an appropriate balance of short and long-term risk and reward horizons;

•	use of a variety of performance metrics for incentive awards to avoid excessive focus on a single measure of performance;

•	caps on incentive awards to reduce incentives to take short-term or inappropriately risky measures to increase payouts in any given year;

•	review of our compensation programs for reasonableness by our state utility commissions to mitigate risk;

•	claw-back policies that provide us with the ability to recoup short-term and long-term incentive awards under appropriate circumstances; and

•	stock ownership requirements for certain executives, including our named executive officers, which we believe help to focus our executives on long-term stock price appreciation and sustainability.

PROPOSAL TWO

ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We view executive compensation as an important matter both to us and to our shareowners. We are asking shareowners to vote, on a non-binding basis, on an advisory resolution approving the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables and narrative discussion contained in this proxy statement. We will hold this advisory vote on compensation of our named executive officers annually.

The Compensation and Personnel Committee of our Board of Directors oversees the development and implementation of our executive compensation programs. We have designed our compensation programs to align management interests with the interests of our shareowners and customers by directly linking a significant portion of the compensation of our named executive officers to defined performance standards that promote balance between the drive for near-term growth and long-term increase in shareowner value. The Committee also designed our compensation programs to attract, retain and motivate key executives who are essential to the implementation of our strategic growth and development strategy. We are, therefore, as required by Section 14A of the Securities Exchange Act of 1934, asking shareowners to vote in favor of the resolution below.

The Committee bases its executive compensation decisions on our core compensation objectives as more fully described in the Compensation Discussion and Analysis, including the following:

•

Reward Strong Performance: motivate and reward executives to contribute to the achievement of our business objectives by strengthening the relationship between pay and performance and emphasizing variable at-risk compensation.

•

Align Executives’ and Shareowners’ Interests: align executive officers’ interests with those of our shareowners by delivering a significant proportion of total compensation that is dependent upon our total shareowner return.

•	Attract and Retain Valuable Officers: attract and retain the best possible personnel through competitive compensation that is comparable to that of similar companies.

We believe these objectives attract, retain and motivate a highly proficient executive management team that is actively engaged in producing results for our shareowners and customers.

To emphasize performance standards and variable at-risk compensation, all of our short-term (annual) and equity-based awards in 2011 were granted contingent upon the achievement of performance goals, with the exception of certain time-based restricted stock units granted on a non-recurring basis to Mr. Aller. As a result, on average in the aggregate, approximately 54% to 78% of our named executive officers’ target total compensation for 2011 was dependent on performance. To ensure the appropriate focus on total shareowner return, 50% of long-term incentive targeted awards are based on relative shareowner return. Information demonstrating the link between our performance and executive compensation can be found in the Executive Summary of our Compensation Discussion and Analysis.

The Board of Directors would like the support of our shareowners for the compensation of our named executive officers as disclosed in this proxy statement. This advisory vote on the compensation of our named executive officers allows our shareowners to express their opinions about our executive compensation programs. As we seek to align our executive compensation programs with our performance results and shareowners’ interests, we ask that our shareowners approve the compensation of our named executive officers. Accordingly, for the reasons we discuss above, the Board of Directors recommends that shareowners vote in favor of the following resolution:

“RESOLVED, that the shareowners approve, on an advisory basis, the compensation of the named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis section and the compensation tables and narrative discussion contained in this proxy statement.”

The votes cast “FOR” must exceed the votes cast “AGAINST” the proposal at the Annual Meeting (assuming a quorum is present) to approve the compensation of our named executive officers as disclosed in this proxy statement. For purposes of determining the vote required for this proposal, abstentions and broker non-votes will have no impact on the vote. This advisory vote on the compensation of our named executive officers is not binding on us, our Board of Directors or the Compensation and Personnel Committee.

The vote is non-binding. However, our Board of Directors and the Committee will review and consider the outcome of this advisory vote when making future compensation decisions for our named executive officers.

The Board of Directors recommends a vote “FOR” approval of the compensation of our named executive officers as disclosed in this proxy statement.

DIRECTOR COMPENSATION

The following table summarizes the compensation paid to, or earned by, our non-employee directors during 2011.

Name(1)	Fees Earned or Paid in Cash ($)(2)	All Other Compensation ($)(3)	Total ($)
Patrick E. Allen	$61,292	$0	$61,292
Michael L. Bennett	$173,500	$14,310	$187,810
Darryl B. Hazel	$148,500	$0	$148,500
Singleton B. McAllister	$145,000	$17,555	$162,555
Ann K. Newhall	$150,000	$12,462	$162,462
Dean C. Oestreich	$150,000	$0	$150,000
David A. Perdue	$148,500	$21,892	$170,392
Judith D. Pyle	$145,000	$169	$145,169
Carol P. Sanders	$158,500	$0	$158,500

(1)

Directors who also are employees, such as Mr. Harvey and Ms. Kampling, receive no additional compensation for their service on our Board of Directors and are not included in this table. The compensation received by Mr. Harvey and Ms. Kampling as our employees during and for 2011 is shown in the Summary Compensation Table.

(2)

The amounts shown in this column include the following aggregate dollar amounts deferred and the number of shares of common stock acquired in our Alliant Energy Deferred Compensation Plan Stock Account by each of the following directors: Mr. Bennett $173,500 or 4,454 shares; Mr. Hazel $14,850 or 381 shares; Ms. Newhall $75,000 or 1,925 shares; Mr. Oestreich $75,000 or 1,925 shares; Mr. Perdue $148,500 or 3,812 shares; and Ms. Sanders $79,250 or 2,034 shares.

(3)

The amounts in this column reflect the amounts attributable to director charitable award premiums and, in the case of Ms. Pyle, $169 for imputed income on director life insurance, and, in the case of Mr. Bennett, our Lead Independent Director, $1,849 for air travel expenses on the corporate aircraft associated with a customer event in Madison, Wisconsin, that was attended at the request of our Chairman of the Board. The personal use of the company-owned aircraft is calculated on Standard Industry Fare Level rates published periodically by the Internal Revenue Service.

Retainer Fees — In 2011, all non-employee directors, each of whom served on the Boards of Directors of the Company, IPL and WPL, received an annual retainer for service on all Boards consisting of $145,000 in cash. Also in 2011, the Chairperson of the Audit Committee received an additional $13,500 cash retainer and the Chairpersons of the Compensation and Personnel, Nominating and Governance, and Environmental, Nuclear, Health, and Safety Committees received an additional $5,000 cash retainer; other members of the Audit Committee received an additional $3,500 cash retainer; and the Lead Independent Director received an additional $20,000 cash retainer.

For 2012, after a review of market based compensation for outside directors presented by the Compensation and Personnel Committee’s independent consultant, the Board of Directors modified the compensation for all non-employee directors, each of whom serve on the Boards of the Company, IPL and WPL. The non-employee directors will receive an annual retainer for service on all Boards consisting of $160,000 in cash. Also in 2012, the Chairperson of the Audit Committee will receive an additional $13,500 cash retainer and the Chairpersons of the Compensation and Personnel, Nominating and Governance, and Environmental, Nuclear, Health, and Safety Committees will receive an additional $7,500 cash retainer; other members of the Audit Committee will receive an additional $3,500 cash retainer; and the Lead Independent Director will receive an additional $20,000 cash retainer.

Meeting Fees — In 2011, directors did not receive any additional compensation for attendance at Board or Committee meetings.

Other — Pursuant to our directors’ expense reimbursement policy, we reimburse all directors for travel and other necessary business expenses incurred in the performance of their responsibilities for us. Committees are provided the opportunity to retain outside independent advisors, as needed. We also extend coverage to directors under our travel accident and directors’ and officers’ indemnity insurance policies.

Receipt of Fees in Stock — For fees paid in 2011, each director was encouraged to voluntarily elect to use not less than 50% of his or her cash retainer to purchase shares of our common stock pursuant to our Shareowner Direct Plan or to defer such amount through the Company Stock Account in the Alliant Energy Deferred Compensation Plan. For fees paid in 2012, the Compensation and Personnel Committee and the Nominating and Governance Committee again recommended that each non-employee director voluntarily elect to use a portion of his or her cash retainer to purchase shares of our common stock. Under our 2010 Omnibus Incentive Plan, in the discretion of, and subject to restrictions imposed by the Compensation and Personnel Committee, a non-employee director may elect to receive, or the Compensation and Personnel Committee may require that a non-employee director will be paid, all or any portion of his or her annual cash retainer payment or other cash fees for serving as a director in the form of shares of common stock under that Plan.

Share Ownership Guidelines — Pursuant to our Restated Articles of Incorporation, directors are required to be shareowners. The target share ownership level is the number of shares equal to the value of two times the annual retainer amount received by each of the non-employee directors. The achievement of this ownership level is to be accomplished by each director within five years of joining the Board of Directors or as soon thereafter as practicable. Shares held by directors in the Shareowner Direct Plan and the Deferred Compensation Plan are included in the target goal. As of February 29, 2012, all non-management directors, with the exception of Mr. Allen, who was named a Director in 2011, had met the target ownership level. We will continue to monitor the status of the target ownership levels and review them with the Board of Directors.

Alliant Energy Deferred Compensation Plan — Under our Alliant Energy Deferred Compensation Plan, directors may elect to defer all or part of their retainer fee to an Interest Account, Equity Account, Company Stock Account, or beginning in 2011, a Mutual Fund Account. Deferrals deposited to the Interest Account receive an annual return based on the 10-year Treasury Bond Rate plus 1.50% as established by the Federal Reserve. Deferrals deposited to the Equity Account are treated as invested in an S&P 500 index fund. Deferrals deposited to the Mutual Fund Account, are treated as invested in a mutual fund or other investment vehicle offered under our 401(k) Savings Plan as selected by our Investment Committee. Deferrals deposited to the Company Stock Account are treated as though invested in our common stock and will be credited with dividend equivalents, which are treated as if reinvested. The director may elect that the Deferred Compensation Account be paid in a lump sum or in annual installments for up to 10 years.

Directors’ Charitable Award Program — We maintain a Directors’ Charitable Award Program applicable to certain members of our Board of Directors beginning after three years of service. The Board has terminated this program for all directors who joined the Board after January 1, 2005. The participants in this program currently are Mr. Bennett, Ms. McAllister, Ms. Newhall, Mr. Perdue and Ms. Pyle. The purpose of the program is to recognize our directors’ interest in supporting worthy charitable institutions. Under the program, when a director dies, we will donate a total of $500,000 to one qualified charitable organization or divide that amount among a maximum of five qualified charitable organizations selected by the individual director. The individual director derives no financial benefit from the program. We take all deductions for charitable contributions and we fund the donations through life insurance policies on the directors. Over the life of the program, all costs of donations and premiums on the life insurance policies, including a return of our cost of funds, will be recovered through life insurance proceeds on the directors. The program, over its life, will not result in any material cost to us. The cost to us of the program for the individual directors in 2011 is included in the “Director Compensation” table above.

Directors’ Life Insurance Program — We maintain a split-dollar Directors’ Life Insurance Program for non-employee directors. In November 2003, the Board of Directors terminated this insurance benefit for all new directors and for any then-serving director without the required vesting period of three years of service. The only active director participant in this program is Ms. Pyle. The program provides a maximum death benefit of $500,000 to each eligible director. Under the split-dollar arrangement, directors are provided a death benefit only and do not have any interest in the cash value of the policies. The program is structured to pay a portion of the total death benefit to us to reimburse us for all costs of the program, including a return on its funds. The program, over its life, will not result in any material cost to us. During 2011, there was no cost incurred under the program for current directors.

Alliant Energy Matching Gift Program — Directors are eligible to participate in the Alliant Energy Foundation, Inc. matching gift program, which is generally available to all employees and retirees. Under this program, the Foundation matches 100% of charitable donations over $25 to eligible charities up to a maximum of $10,000 per year for each director.

REPORT OF THE AUDIT COMMITTEE

To Our Shareowners:

The Audit Committee of our Board of Directors is composed of four directors, each of whom is independent under the NYSE corporate governance listing standards and applicable SEC rules. The Committee operates under a written charter adopted by the Board of Directors.

Our management is responsible for our internal controls and the financial reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for expressing opinions on the conformity of our audited consolidated financial statements with accounting principles generally accepted in the United States of America and on our internal controls over financial reporting. The Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Committee has discussed with the independent registered public accounting firm matters required to be discussed by AU Section 380 of the Public Company Accounting Oversight Board, as amended, SEC regulations and NYSE requirements.

Our independent registered public accounting firm has provided to the Committee the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and the Committee discussed with the independent registered public accounting firm its independence.

The Committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other permitted services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Committee of specifically defined audit and non-audit services after the Committee is provided with the appropriate level of details regarding the specific services to be provided. The policy does not permit delegation of the Committee’s authority to management. In the event the need for specific services arises between Committee meetings, the Committee has delegated to the Chairperson of the Committee authority to approve permitted services provided that the Chairperson reports any decisions to the Committee at its next scheduled meeting. In accordance with the policy, the Committee pre-approved all audit, audit-related, tax and other permitted services performed by Deloitte & Touche LLP and its affiliates and related entities in 2011.

The fees that were billed to the Company by its independent registered public accounting firm for work performed on behalf of our Company and our subsidiaries for 2010 and 2011 were as follows:

	2010	2011
Audit Fees	$2,323,000	$2,199,000
Audit-Related Fees	570,000	320,000
Tax Fees	279,000	31,000
All Other Fees	19,000	7,000

Audit fees consisted of the fees billed for the audits of (i) the consolidated financial statements of our Company and our subsidiaries; and (ii) the effectiveness of internal controls over financial reporting; and for (iii) reviews of financial statements included in Form 10-Q filings; and (iv) services normally provided in connection with statutory and regulatory filings such as financing transactions.

Audit-related fees consisted of the fees billed for services rendered related to employee benefits plan audits and attest services not required by statute or regulations for 2011 and 2010. Audit-related fees for 2010 also included fees billed for an assessment of International Financial Reporting Standards.

Tax fees consisted of the fees billed for professional services rendered for tax compliance, tax advice and tax planning, including all services performed by the tax professional staff of affiliates of the independent registered public accounting firm, except those rendered in connection with the audit.

All other fees consisted of license fees for accounting research software products and seminars.

The Committee does not consider the provision of non-audit services by the independent registered public accounting firm described above to be incompatible with maintaining independence of the independent registered public accounting firm.

The Committee discussed with our internal auditor and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets with the internal auditor and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluation of our internal controls and the overall quality of our financial reporting.

Based on the Committee’s reviews and discussions with management, the internal auditor and the independent registered public accounting firm referred to above, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the SEC.

AUDIT COMMITTEE

Carol P. Sanders (Chairperson)

Patrick E. Allen

Michael L. Bennett

Darryl B. Hazel

PROPOSAL THREE

RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012

In accordance with its charter, the Audit Committee of the Board of Directors appointed the firm of Deloitte & Touche LLP, independent registered public accounting firm, to audit the consolidated financial statements of the Company and its subsidiaries for 2012, as well as to report as to the effectiveness of internal controls over financial reporting of the Company as of December 31, 2012, and is requesting that its shareowners ratify such appointment.

Representatives of Deloitte & Touche LLP are expected to attend the Annual Meeting where they will be available to respond to appropriate questions and, if they desire, to make a statement. Further information about the services of Deloitte & Touche LLP, including the fees paid in 2010 and 2011, is set forth in the “Report of the Audit Committee.”

The votes cast “FOR” must exceed the votes cast “AGAINST” the proposal at the Annual Meeting (assuming a quorum is present) to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2012. For purposes of determining the vote required for this proposal, abstentions and broker non-votes will have no impact on the vote. If the appointment is not ratified, the failure by the shareowners to ratify will be considered by the Audit Committee as an indication that it should consider selecting another independent registered public accounting firm for the following fiscal year. Even if the shareowners ratify the appointment, the Audit Committee, in its discretion, may select a new independent registered public accounting firm at any time during the year if it feels that such a change would be in the best interest of the Company.

The Board of Directors recommends that shareowners vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2012.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and certain officers to file reports of ownership and changes in ownership of the Company’s common stock and subsidiary preferred stock with the SEC and furnish copies of those reports to us. As a matter of practice, the Company’s Shareowner Services Department assists the Company’s directors and executive officers in the preparation of initial reports of ownership and reports of changes in ownership and files those reports with the SEC on their behalf. Based on the written representations of the reporting persons and on copies of the reports filed with the SEC, the Company believes that all reporting persons of the Company satisfied the filing requirements in 2011.

We will furnish to any shareowner, without charge, a copy of our 2011 Annual Report on Form 10-K. You may obtain a copy of the Form 10-K by writing Alliant Energy Shareowner Services at 4902 North Biltmore Lane, P.O. Box 14720, Madison, WI 53708-0720 or via email at shareownerservices@alliantenergy.com.

By Order of the Board of Directors,

F. J. Buri

Corporate Secretary and

Assistant General Counsel

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below:    ☐

COMPANY #
To vote by Internet or telephone, see reverse side of this proxy card.

2012 ANNUAL MEETING – May 17, 2012

The Board of Directors recommends a vote “FOR” all nominees listed in Proposal 1,

“FOR” Proposal 2 and “FOR” Proposal 3.

1. Election of	Nominees for terms	Nominees for terms	☐	FOR all nominees	☐	WITHHOLD AUTHORITY
directors:	ending in 2014:	ending in 2015:		(except as marked to		(to vote for all nominees)
	(01) Patrick E. Allen	(03) Ann K. Newhall		the contrary below)
	(02) Patricia L. Kampling	(04) Dean C. Oestreich
(05) Carol P. Sanders

(Instructions: To withhold authority to vote for any indicated nominee,

write that nominee’s number in the box.)

2.	Advisory vote on approval of the compensation of the Company’s named executive officers.	☐	For	☐	Against	☐	Abstain

3.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2012.	☐	For	☐	Against	☐	Abstain

This proxy, when properly executed, will be voted in the manner directed herein by the shareowner. If no direction is made, then the proxy will be voted “FOR” all nominees listed in Proposal 1, “FOR” Proposal 2, “FOR” Proposal 3 and in the discretion of the proxies upon such other matters what may properly come before the meeting or any adjournment or postponement thereof.

I (we) will attend the annual meeting in Madison, Wi. Registration is required at the meeting.  ☐

I (we) consent to access future notices of annual meetings, proxy statements and annual reports   ☐

electronically through the Internet, instead of receiving these materials by mail.

(Important information contained on reverse side; please read.)

Date
Signature(s) in Box

Please sign exactly as your name(s) appears on this Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

ALLIANT ENERGY CORPORATION

2012 Annual Meeting of Shareowners

Thursday, May 17, 2012, at 1:00 p.m. (Central Daylight Time)

Alliant Energy Center of Dane County

1919 Alliant Energy Center Way

Madison, WI 53713

Photo ID required for entry.

www.shareowneronline.com

1-800-356-5343

To access the Alliant Energy Corporation Annual Report and proxy statement on the Internet, please open Alliant Energy’s website at www.alliantenergy.com/eproxy. We encourage you to check out Alliant Energy’s website to see how easy and convenient it is. Click on the Annual Report link for the Annual Report and proxy statement. You may print or just view these materials.

Wells Fargo Shareowner Services P.O. Box 64873 St. Paul, MN 55164-0873	proxy

This proxy is solicited on behalf of the Board of Directors of Alliant Energy Corporation.

The undersigned appoints Patricia L. Kampling and F. J. Buri, or either of them, attorneys and proxies with the power of substitution to vote all shares of stock of Alliant Energy Corporation (the “Company”), held of record in the name of the undersigned (including any shares held or credited to the undersigned’s account under the Company’s Shareowner Direct Plan and the Alliant Energy Corporation 401(k) Savings Plan) at the close of business on March 15, 2012, at the Annual Meeting of Shareowners of the Company to be held at the Alliant Energy Center of Dane County, 1919 Alliant Center Way, Madison, WI on May 17, 2012, at 1:00 p.m., and at all adjournments thereof, upon all matters that properly come before the meeting, including the matters described in the Company’s Notice of Annual Meeting of Shareowners dated April 3, 2012, and accompanying proxy statement, subject to any directions indicated on the reverse side of this card. This proxy also serves as a voting instruction card to the trustee, JP Morgan, for shares, if any, held in the trust for the Alliant Energy Corporation 401(k) Savings Plan.

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by May 16, 2012.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.